UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

CONFLUENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Confluent, Inc.

899 W. Evelyn Avenue

Mountain View, California 94041

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2025 at 9:00 a.m., Pacific Time

Dear Stockholder:

We are pleased to invite you to virtually attend the 2025 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements, the Annual Meeting) of Confluent, Inc., a Delaware corporation (Confluent). The Annual Meeting will be held virtually, via live audio webcast at www.virtualshareholdermeeting.com/CFLT2025 on Wednesday, June 11, 2025 at 9:00 a.m., Pacific Time. You may attend the meeting by logging on using the control number located in the Notice of Internet Availability of Proxy Materials you receive. The virtual format of the Annual Meeting allows us to maximize stockholder access, while also saving time and money for both Confluent and our stockholders. Even with a virtual format, you will be able to vote and submit questions during the meeting, and we encourage you to attend online and participate.

The Annual Meeting will be held for the following purposes, which are more fully described in the accompanying materials:

1.
To elect three Class I directors, Jay Kreps, Alyssa Henry, and Greg Schott, as approved by the Board of Directors, to hold office until the 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal;
2.
To ratify the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2025;
3.
To conduct a non-binding advisory vote to approve the compensation of our named executive officers; and
4.
To conduct any other business properly brought before the Annual Meeting.

We have elected to provide internet access to our proxy materials, which include the proxy statement for our Annual Meeting (Proxy Statement) accompanying this notice, in lieu of mailing printed copies. Providing our Annual Meeting materials via the internet reduces the costs associated with our Annual Meeting and lowers our environmental impact, all without negatively affecting our stockholders’ ability to timely access Annual Meeting materials. A complete list of record stockholders will be available for examination at our headquarters in Mountain View, California, by any stockholder for any purpose germane to the Annual Meeting for a period of ten days ending on the day before the meeting date. If you would like to view the list, please email us at CLO@confluent.io.

On or about April 23, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (2024 Annual Report). The Notice provides instructions on how to vote online or by telephone and how to receive a paper copy of proxy materials by mail. The Proxy Statement and our 2024 Annual Report can be accessed directly at the internet address www.proxyvote.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

Our Board of Directors has fixed the close of business on April 14, 2025 as the record date for the Annual Meeting. Only stockholders of record at the close of business on April 14, 2025 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jay Kreps

Chief Executive Officer and Chairman

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, please ensure that your shares are voted during the Annual Meeting by signing and returning a proxy card or by using our internet or telephonic voting system. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held on your behalf by a brokerage firm, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that nominee.

Confluent, Inc.
PROXY STATEMENT FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

-i-

Confluent, Inc.

899 W. Evelyn Avenue

Mountain View, California 94041

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2025 at 9:00 a.m., Pacific Time

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements, the Annual Meeting) of Confluent, Inc., for the purposes described in this proxy statement for our Annual Meeting (Proxy Statement). The Annual Meeting will be held virtually via a live audio webcast on the internet on June 11, 2025 at 9:00 a.m., Pacific Time. The Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (2024 Annual Report) is first being mailed, and we are first making this Proxy Statement and our form of proxy available, on or about April 23, 2025 to all stockholders entitled to vote at the Annual Meeting. If you held shares of our common stock at the close of business on April 14, 2025, you are invited to virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/CFLT2025 and vote on the proposals described in this Proxy Statement.

In this Proxy Statement, (i) we refer to Confluent, Inc. as “Confluent,” “we,” “us,” or “our,” and to the Board of Directors of Confluent as “our Board of Directors,” (ii) our use of “common stock” includes both Class A common stock and Class B common stock together, and (iii) “stockholders” includes both holders of Class A common stock and holders of Class B common stock. The 2024 Annual Report accompanies this Proxy Statement. You also may obtain a paper copy of the 2024 Annual Report without charge by following the instructions in the Notice.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, should not be considered to be part of this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

Questions and Answers

What am I voting on?

There are three matters scheduled for a vote at the Annual Meeting:

•
Proposal One: Election of three Class I directors, Jay Kreps, Alyssa Henry, and Greg Schott, each nominated by our Board of Directors, to hold office until the 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal;
•
Proposal Two: Ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2025; and
•
Proposal Three: Non-binding advisory vote to approve the compensation of our named executive officers.

What are the voting recommendations of our Board of Directors?

Our Board of Directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm as described in Proposal Two, and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement, and as described in Proposal Three.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 14, 2025 (Record Date) will be entitled to vote at the Annual Meeting. On the Record Date, there were 285,862,568 shares of Class A common stock and 54,059,807 shares of Class B common stock outstanding.

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone, or by completing and returning a printed proxy card.

Beneficial Owner: Shares Held on Your Behalf by a Brokerage Firm, Bank, or Other Nominee. If, at the close of business on the Record Date, your shares were held not in your name, but on your behalf by a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that nominee. Those shares will be reported as being held by the nominee (e.g., your brokerage firm) in the system of record used for identifying stockholders. As a beneficial owner of the shares, you are invited to attend the Annual Meeting, and you have the right to direct your brokerage firm, bank, or other nominee regarding how to vote the shares in your account. You may access the meeting and vote by logging in with your control number at www.virtualshareholdermeeting.com/CFLT2025.

Will a list of record stockholders as of the Record Date be available?

A complete list of record stockholders will be available for examination at our headquarters in Mountain View, California, by any stockholder for any purpose germane to the Annual Meeting for a period of ten days ending on the day before the Annual Meeting date. If you would like to view the list, please email us at CLO@confluent.io.

How do I attend and ask questions during the Annual Meeting?

We will be hosting the Annual Meeting via live audio webcast only. You can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CFLT2025 by logging in with your control number. The meeting will start at 9:00 a.m., Pacific Time, on Wednesday, June 11, 2025. We recommend that you log in a few minutes before 9:00 a.m., Pacific Time, to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to enter the Annual Meeting, you will need your control number, which is included in the Notice or on your proxy card if you are a stockholder of record. If you are the beneficial owner of your shares, your control number is included with your voting instruction card and voting instructions received from your brokerage firm, bank, or other nominee. Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/CFLT2025.

If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/CFLT2025 using your control number, type your question into the “Ask a Question” field, and click “Submit.” To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. We will answer as many questions submitted in accordance with the rules of conduct as possible in the time allotted for the Annual Meeting. Only questions that are relevant to an agenda item to be voted on by stockholders at the Annual Meeting will be answered.

How do I vote?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (i) in advance of the Annual Meeting by proxy through the internet, by telephone, or by using a proxy card that you may request or that we may elect to deliver at a later time or (ii) online during the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded. For more information, see the question below titled “Can I change my vote or revoke my proxy after submitting a proxy?”

•
To vote in advance of the Annual Meeting (i) through the internet, go to www.proxyvote.com to complete an electronic proxy card, or (ii) by telephone, call 1-800-690-6903. You will be asked to provide the control number from the Notice, proxy card, or instructions that accompanied your proxy materials. Votes over the internet or by telephone must be received by 11:59 p.m., Eastern Time on June 10, 2025 to be counted.
•
To vote in advance of the Annual Meeting using a printed proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. Your proxy card must be received no later than June 10, 2025.
•
To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/CFLT2025, starting at 9:00 a.m., Pacific Time, on Wednesday, June 11, 2025. You will need to enter the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. The webcast will open 15 minutes before the start of the Annual Meeting.

Beneficial Owner: Shares Held on Your Behalf by a Brokerage Firm, Bank, or Other Nominee. If you are a beneficial owner of shares held on your behalf by a brokerage firm, bank, or other nominee, you should have received a Notice containing voting instructions from that nominee rather than from us. To vote online during the Annual Meeting, you must follow the instructions from such nominee.

What if I have technical difficulties or trouble accessing the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CFLT2025.

How many votes do I have?

Each holder of shares of our Class A common stock will have one vote per share held as of the close of business on the Record Date. Each holder of shares of our Class B common stock will have ten votes per share held as of the close of business on the Record Date.

What if another matter is properly brought before the Annual Meeting?

Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting, and currently knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, or using a printed proxy card, or online during the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting a proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

•
Submit another properly completed proxy card with a later date. Such later-dated proxy card must be received no later than June 10, 2025.
•
Grant a subsequent proxy by telephone or through the internet by 11:59 p.m., Eastern Time on June 10, 2025.
•
Send a timely written notice that you are revoking your proxy to our Secretary via email at CLO@confluent.io.
•
Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, change your vote or revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a beneficial owner and your shares are held in “street name” on your behalf by a brokerage firm, bank, or other nominee, you should follow the instructions provided by that nominee.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote through the internet, by telephone, by completing a proxy card, or online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise authorize a proxy without marking voting selections, your shares will be voted in accordance with the recommendations of our Board of Directors:

•
“FOR” the election of each of the three nominees for Class I director,
•
“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2025, and

•
“FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in “street name” and I do not provide my brokerage firm, bank, or other nominee with voting instructions, what happens?

Brokerage firms, banks, and other nominees have discretionary voting power over “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested), mergers, stockholder proposals, executive compensation, and certain corporate governance proposals, even if supported by management.

When a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or other such agent cannot vote the shares. When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the voting power of the shares present and entitled to vote on a matter. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

Your brokerage firm, bank, or other nominee may vote your shares on Proposal No. 2, which is considered a “routine” matter. Your brokerage firm, bank, or other nominee may not, however, vote your shares on Proposals No. 1 or 3, which are considered “non-routine” matters, without your instructions, which would result in a “broker non-vote.” In such case, your shares would not be counted as having been voted on Proposals No. 1 or 3, as applicable.

If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your brokerage firm, bank, or other nominee by the deadline provided in the materials you receive from your nominee.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count:

•
For the proposal to elect three Class I directors, votes “FOR,” “WITHHOLD,” and broker non-votes;
•
For the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2025, votes “FOR,” “AGAINST,” and abstentions; and
•
For the proposal to approve the compensation of our named executive officers, as disclosed in this proxy statement, votes “FOR,” “AGAINST,” abstentions and broker non-votes.

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares or withholds votes as to a particular proposal, or if a broker, bank, or other nominee holding its customers’ shares of record causes abstentions or withheld votes to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions and withheld votes will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal Nos. 2 and 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, withheld votes and broker non-votes will have no impact on the outcome of such proposal as long as a quorum exists.

How many votes are needed to approve each proposal?

Proposal One. Directors are elected by a plurality of the votes of the shares present by remote communication or by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. “Plurality” means that the three director nominees for Class I who receive the largest number of votes cast “FOR” such nominees will be elected as directors. As a result, any shares not voted “FOR” a particular nominee, whether as a result of a “WITHHOLD” vote or a broker non-vote (in other words, where a brokerage firm has not received voting instructions from the beneficial owner for this proposal and as a result, does not have discretionary power to vote on the matter), will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.

Proposal Two. The ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2025 requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present by remote communication or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Because this is a routine proposal, there will not be any broker non-votes. You may vote “FOR,” “AGAINST” or “ABSTAIN” when voting on Proposal Two.

Proposal Three. The approval of the compensation of our named executive officers on a non-binding, advisory basis, requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present by remote communication or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter. Abstentions are considered shares present and entitled to vote on this proposal and, thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board of Directors and our company. Our Board of Directors and our Compensation Committee, however, intend to consider the outcome of the vote when determining the compensation of our named executive officers. You may vote “FOR,” “AGAINST” or “ABSTAIN” when voting on Proposal Three.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the Annual Meeting are present at the Annual Meeting by remote communication or by a duly authorized proxy.

Your shares will be counted as present only if you submit a valid proxy (or one is submitted on your behalf by your brokerage firm, bank, or other nominee) or if you virtually attend the Annual Meeting by logging in with your control number. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the Annual Meeting or holders of a majority of the voting power of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

When are stockholder proposals due for our 2026 annual meeting?

Requirements for stockholder proposals to be considered for inclusion in our proxy materials. To be considered for inclusion in the proxy materials for our 2026 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), must be submitted in writing by December 24, 2025 to our Secretary at 899 W. Evelyn Avenue, Mountain View, California 94041, Attention: Secretary.

Requirements for stockholder proposals to be brought before the annual meeting. Our Amended and Restated Bylaws provide that, for stockholder proposals (including director nominations) that are to be considered at an annual meeting but that are not to be included in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (including because they were not timely submitted for inclusion pursuant to Rule 14a-8 under the Exchange Act), stockholders must give timely advance written notice thereof to our Secretary at 899 W. Evelyn Avenue, Mountain View, California 94041, Attention: Secretary. In order to be considered timely, notice of a proposal (including a director nomination) for consideration at the 2026 annual meeting of stockholders that is not to be included in next year’s proxy statement pursuant to Rule 14a-8 must be received by our Secretary in writing not earlier than the close of business on February 11, 2026 nor later than the close of business on March 13, 2026. However, if our 2026 annual meeting of stockholders is not held between May 12, 2026 and July 11, 2026, the notice must be received not earlier than the close of business on the 120th day prior to the 2026 annual meeting of stockholders, and not later than the close of business on the later of the 90th day prior to the 2026 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2026 annual meeting is first made. Any such notice to the Secretary must include the information required by our Amended and Restated Bylaws.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokerage firms, banks, and other nominees for the cost of forwarding proxy materials to beneficial owners.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following table sets forth, for the Class I nominees for election at the Annual Meeting and our other directors who will continue in office after the Annual Meeting, their ages, independence, and position or office held with us as of March 31, 2025:

Name	Age	Independent(2)	Title
Class I director nominees(1)
Jay Kreps	44		Chief Executive Officer and Chairman
Alyssa Henry	54	☑	Director
Greg Schott	60	☑	Lead Independent Director
Class II directors(1)
Matthew Miller	44	☑	Director
Eric Vishria	45	☑	Director
Michelangelo Volpi	58	☑	Director
Class III directors(1)
Lara Caimi	48	☑	Director
Jonathan Chadwick	59	☑	Director
Neha Narkhede	40	☑	Director

(1) Class I director nominees are up for election at the Annual Meeting and, if elected, will continue in office until the 2028 annual meeting of stockholders. Class II directors will continue in office until the 2026 annual meeting of stockholders. Class III directors will continue in office until the 2027 annual meeting of stockholders.

(2) As defined in Nasdaq listing rules.

Set forth below is biographical information for the Class I director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes, or skills that led our Board of Directors to recommend them for board service.

Nominees for Election at the Annual Meeting

Jay Kreps. Mr. Kreps is a co-founder of our company and has served as Chief Executive Officer and a member of our Board of Directors since our inception in September 2014. From July 2009 to September 2014, he served as an engineer, engineering manager, and software architect at LinkedIn Corp., an employment-oriented online service company. He was one of the original creators of Apache Kafka while at LinkedIn. Mr. Kreps holds a B.S. in Computer Science and an M.S. in Computer Science from the University of California, Santa Cruz. Mr. Kreps is qualified to serve on our Board of Directors because of his experience as co-founder of our company and co-creator of Apache Kafka as well as his extensive knowledge of the data analytics and cloud services industries.

Alyssa Henry. Ms. Henry has served as a member of our Board of Directors since May 2021. From May 2014 to October 2023, Ms. Henry served in various leadership roles, including Chief Executive Officer of Square, at Block, Inc., a public software and financial services company. From 2006 to 2014, Ms. Henry served in various positions, including as Vice President of Amazon Web Services and Storage Services, for Amazon.com Inc., an e-commerce company. Ms. Henry has served as a director of Intel Corporation, a semiconductor and technology company, since January 2020, and as a director of Samsara Inc., an Internet-of-Things solution provider, since August 2024. Ms. Henry previously served as a director of Unity Software Inc., a video game software development company, from October 2018 to November 2022. Ms. Henry holds a B.S. in Mathematics and Applied Science with a specialization in computing from the University of California, Los Angeles. Ms. Henry is qualified to serve on our Board of Directors because of her experience working in the software and technology industries and her expertise in computer science and engineering.

Greg Schott. Mr. Schott has served as a member of our Board of Directors since June 2020. From October 2022 to November 2023, he served as the Executive Chairman of Veev, Inc., a building technology company. From June 2018 to March 2020, Mr. Schott served in various leadership positions at Salesforce.com, Inc., a cloud-based software company. From 2009 to 2018, Mr. Schott served as Chairman and Chief Executive Officer of MuleSoft, LLC. Mr. Schott holds a B.S. in Mechanical Engineering from North Carolina State University and an M.B.A. from the Stanford University Graduate School of Business. Mr. Schott is qualified to serve on our Board of Directors due to his extensive experience in leadership roles at technology and cloud computing companies.

Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Matthew Miller. Mr. Miller has served as a member of our Board of Directors since March 2017. Since January 2025, Mr. Miller has been a founder and partner of Evantic Capital, a new venture capital firm based in London. Mr. Miller was previously a Partner at Sequoia Capital, a venture capital firm, from 2012 until January 2025. Mr. Miller currently serves on the boards of directors of a number of privately-held companies. Mr. Miller holds a B.S. in Finance from Brigham Young University. Mr. Miller is qualified to serve on our Board of Directors due to his extensive experience in the data analytics and cloud services industries, including as a venture capital investor and a member of the boards of directors of other data analytics and cloud services companies.

Eric Vishria. Mr. Vishria has served as a member of our Board of Directors since September 2014. Since July 2014, Mr. Vishria has served as a General Partner at Benchmark, a venture capital firm. From August 2013 to August 2014, Mr. Vishria served as Vice President of Digital Magazines and Verticals at Yahoo Inc., a web services and digital media company. Previously, Mr. Vishria served as co-founder and Chief Executive Officer of RockMelt, Inc., a social media web browser. Mr. Vishria has served on the board of directors of Amplitude, Inc., a digital optimization company, since December 2014, and also serves on the boards of directors of a number of privately-held companies. Mr. Vishria holds a B.S. in Mathematical and Computational Science from Stanford University. Mr. Vishria is qualified to serve on our Board of Directors because of his experience as a venture capital investor and a member of the boards of directors of other data analytics and cloud services companies.

Michelangelo Volpi. Mr. Volpi has served as a member of our Board of Directors since April 2015. Since December 2024, Mr. Volpi has served as a General Partner at Hanabi Capital Management, LLC, a venture capital firm. From July 2009 to June 2023, Mr. Volpi served as a Partner at Index Ventures, a venture capital firm, and since July 2023, is a Retired Partner of Index Ventures. Mr. Volpi has served as a director of Aurora Innovation, Inc., a self-driving technology company, since January 2018, and Ferrari N.V. since April 2023. Mr. Volpi has previously served as a director of various public companies, including Sonos, Inc., a consumer electronics company, from March 2010 until April 2025, Elastic N.V., a search and data analysis company, from January 2013 to July 2022, Tishman Speyer Innovation Corp. II, a publicly traded special purpose acquisition company, from February 2021 to December 2022, TS Innovation Acquisitions Corp., a publicly traded special purpose acquisition company, from November 2020 to June 2021, Fiat Chrysler Automobiles N.V., an automotive company, from April 2017 to January 2021, Zuora, Inc., an enterprise software company, from November 2011 to June 2020, Hortonworks, Inc. (now a subsidiary of Cloudera, Inc.), a data software company, from October 2011 to January 2019, Pure Storage, Inc., an all-flash data storage company, from April 2014 to October 2018, and Exor N.V., a holding company, from April 2012 to May 2018. Mr. Volpi holds a B.S. in Mechanical Engineering, an M.S. in Manufacturing Systems Engineering, and an M.B.A. from Stanford University. Mr. Volpi is qualified to serve on our Board of Directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders

Lara Caimi. Ms. Caimi has served as a member of our Board of Directors since December 2020. From June 2023 to March 2025, she served as President of Worldwide Field Operations at Samsara Inc., an Internet-of-Things solution provider, and will serve in an advisory capacity through September 2025. From December 2017 to May 2023, she served in various leadership positions, including Chief Customer and Partner Officer, at ServiceNow, Inc., a service management software company. From October 2000 to November 2017, she served as a Partner at Bain & Company Inc., a management consulting firm. Ms. Caimi holds a B.A. in English Literature and Economics from St. Olaf College, an M.I.B. from the University of Sydney as a Fulbright Scholar, and an M.B.A. from Harvard Business School. Ms. Caimi is qualified to serve as a member of our Board of Directors because of her significant knowledge of the software industry and her leadership experience.

Jonathan Chadwick. Mr. Chadwick has served as a member of our Board of Directors since August 2019. From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer and Executive Vice President of VMware, Inc., a virtualization and cloud infrastructure solutions company, and also served as VMware’s Chief Operating Officer from August 2014 to April 2016. Previously, Mr. Chadwick served in various leadership positions at Skype Communications S.á.r.l., a voice over IP service, and Microsoft Corporation after its acquisition of Skype in October 2011. He has served as a director of Zoom Communications, Inc., a video conferencing company, since September 2017, ServiceNow, Inc., a service management software company, since October 2016, Samsara Inc., an Internet-of-Things solution provider, since August 2020, and various private companies. He previously served on the board of directors of Elastic N.V., a search and data analysis company, from August 2018 to October 2023, Cognizant Technology Solutions Corporation, an IT business services provider, from April 2016 to December 2019, and F5 Networks, Inc., an application networking delivery company, from August 2011 to June 2019. Mr. Chadwick was previously qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath, U.K. Mr. Chadwick is qualified to serve as a member of our Board of Directors because of his significant financial expertise as a chief financial officer of other companies and service on the boards of directors of various public companies.

Neha Narkhede. Ms. Narkhede is a co-founder of our company and has served as a member of our Board of Directors since our inception in September 2014. Since July 2021, Ms. Narkhede has served as Chief Executive Officer of Oscilar, Inc., a risk-management platform. She previously served as our Chief Technology and Product Officer from 2015 through December 2019. From February 2010 to September 2014, she served as a software engineer and more recently as Lead, Streams Infrastructure at LinkedIn Corp., an employment-oriented online service company. Ms. Narkhede holds a B.E. in Computer Science from the University of Pune and an M.S. in Computer Science from the Georgia Institute of Technology. Ms. Narkhede is qualified to serve on our Board of Directors due to her experience as co-founder of our company and her expertise and experience as a software engineer and one of the original creators of Apache Kafka.

Independence of our Board of Directors

Our Class A common stock is listed on the Nasdaq Global Select Market (Nasdaq). Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if the listed company’s board of directors affirmatively determines that the director does not have a relationship which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of Nasdaq. Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of Nasdaq.

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board of Directors has affirmatively determined that each of our directors, other than Mr. Kreps, is “independent” as that term is defined under the listing standards of Nasdaq. In making these affirmative determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with Confluent and all other facts and circumstances our Board of Directors deemed relevant in determining their independence.

Board Leadership

Our Nominating and Governance Committee periodically considers the leadership structure of our Board of Directors and makes such recommendations to our Board of Directors as our Nominating and Governance Committee deems appropriate. Our Corporate Governance Guidelines also provide that, when our Board of Directors does not have an independent chairperson, the independent members of our Board of Directors will designate a “Lead Independent Director.”

Currently, our Board of Directors believes that it is in the best interests of Confluent and our stockholders for our Chief Executive Officer, Mr. Kreps, to serve as both Chief Executive Officer and Chairman given his knowledge of our company and industry and his strategic vision. Because Mr. Kreps has served and continues to serve in both these roles, our Board of Directors has appointed a Lead Independent Director, Greg Schott. As Lead Independent Director, Mr. Schott provides leadership to our Board of Directors if circumstances arise in which the role of Chief Executive Officer and Chairman of our Board of Directors may be, or may be perceived to be, in conflict, and performs such additional duties as our Board of Directors may otherwise determine and delegate, including presiding over each executive session of non-management directors in which those directors meet without management participation. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our Board of Directors, and sound corporate governance policies and practices.

Role of the Board in Risk Oversight

Our Board of Directors oversees our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks we face as a company and the necessary steps to manage those risks, but also deciding what level of risk is appropriate for Confluent. Our Board of Directors plays an integral role in guiding management’s risk tolerance and determining an appropriate level of risk.

While our full Board of Directors has overall responsibility for evaluating key business risks, its committees monitor and report to our Board of Directors on certain risks. Our Audit Committee monitors our major financial, accounting, legal, compliance, investment, tax, cybersecurity, data privacy and information technology risks, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and risk management is undertaken. Our Audit Committee also monitors compliance with legal, regulatory, and ethical compliance programs, and reviews the responsibilities of our internal audit function. Our Compensation Committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk-taking, and assists the Board in planning for leadership succession. Our Nominating and Governance Committee oversees risks associated with our corporate governance practices, evaluates director independence and board composition, oversees board nomination activities, periodically reviews our Code of Conduct and Corporate Governance Guidelines, and provides oversight with respect to our environmental, social and governance (ESG) strategy and other corporate governance policies and practices.

In connection with its reviews of the operations of our business, our full Board of Directors addresses holistically the primary risks associated with our business, as well as the key risk areas monitored by its committees, including cybersecurity and privacy risks. Our Board of Directors appreciates the evolving nature of our business and industry and oversees Confluent’s monitoring and mitigation of new threats and risks as they emerge. In particular, our Board of Directors is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents.

At periodic meetings of our Board of Directors and its committees, management reports to and seeks guidance from our Board of Directors and its committees with respect to the most significant risks that could affect our business, such as legal and compliance risks, cybersecurity and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management provides our Audit Committee periodic reports on our compliance programs and investment policy and practices. Our Audit Committee also receives regular reports concerning our significant cybersecurity threats and risk and the processes we have implemented to address them.

Board Meetings and Committees

Our Board of Directors is responsible for the oversight of management and the strategy of Confluent and for establishing corporate policies. Our Board of Directors meets periodically during the year to review significant developments affecting Confluent and to act on matters requiring the approval of our Board of Directors. Our Board of Directors met six times during our last fiscal year. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Mergers and Acquisitions Committee. The Audit Committee met five times during our last fiscal year. Our Compensation Committee met five times during our last fiscal year. Our Nominating and Governance Committee met four times during our last fiscal year. Our Mergers and Acquisitions Committee met once during our last fiscal year. During our last fiscal year, each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. We strongly encourage our directors to attend our Annual Meeting. Seven of our nine directors attended our 2024 annual meeting of stockholders.

The current composition and responsibilities of each of the standing committees of our Board of Directors are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Name	Audit	Compensation	Nominating and Governance	Mergers & Acquisitions

Jay Kreps

Lara Caimi

Jonathan Chadwick

Alyssa Henry

Matthew Miller

Neha Narkhede

Greg Schott(1)

Eric Vishria

Michelangelo Volpi

Committee Chairperson.

(1) Lead Independent Director.

Audit Committee

Our Audit Committee consists of Jonathan Chadwick, Matthew Miller, Neha Narkhede, and Eric Vishria. The chairperson of our Audit Committee is Mr. Chadwick. Our Board of Directors has determined that each member of our Audit Committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) under the Exchange Act. Our Board of Directors has determined that Mr. Chadwick is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of his or her current and prior employment.

The primary purpose of our Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our accounting and financial reporting processes and internal controls, the audit and integrity of our financial statements, overseeing our independent registered public accounting firm and our internal audit function, our compliance with applicable laws, and our risk assessment and risk management with respect to financial, accounting, tax, cybersecurity, data privacy, and information technology matters. Specific responsibilities of our Audit Committee include:

•
helping our Board of Directors oversee our accounting and financial reporting processes and internal controls;
•
managing the selection, appointment, compensation, retention, independence, evaluation, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
approving or, as permitted, pre-approving, audit and permissible non-audit and tax services to be performed by the independent registered public accounting firm;
•
discussing the scope, materiality, and timing of the annual audit with management and the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the results of the independent audit and the quarterly reviews;
•
preparing the Audit Committee Report that the SEC requires in our annual proxy statement;
•
reviewing and discussing with management and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, and any fraud involving management or other Confluent employees that have a significant role in our internal controls;
•
reviewing and discussing the adequacy and effectiveness of our disclosure controls and procedures;
•
meeting periodically with the head of the internal audit function and reviewing the responsibilities of the internal audit function;
•
reviewing and discussing with management and the independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory, and ethical compliance programs and reports regarding compliance with applicable laws, regulations, and internal compliance programs;
•
overseeing procedures for the receipt, retention, and treatment of complaints on accounting, internal accounting controls, or audit matters, and for employees to submit concerns anonymously about questionable accounting or auditing matters, and overseeing the review and resolution of any material complaints or submissions on accounting, internal accounting controls, or audit matters;
•
reviewing and discussing with management, our internal auditors, and our independent registered public accounting firm our major financial risk exposures, including reviewing our guidelines and policies on risk assessment and risk management;

•
reviewing significant cybersecurity matters and concerns, including information security, data privacy, and related regulatory matters and compliance, and reviewing and discussing material risks relating to cybersecurity, threats and information systems, and our processes for assessing, identifying, and managing risks related to cybersecurity;
•
reviewing with management our investment philosophy and policies;
•
overseeing significant tax matters;
•
reviewing, approving or ratifying, and overseeing related party transactions for which review or oversight is required by applicable law or Nasdaq requirements or that are required to be disclosed in our financial statements or SEC filings;
•
overseeing hiring policies with respect to employees and former employees of our independent registered public accounting firm; and
•
reviewing our Whistleblower Policy, Global Anti-Bribery and Anti-Corruption Policy, Related Person Transactions Policy, and other policies as requested by our management.

Our Audit Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available to stockholders on our website at https://investors.confluent.io/.

Compensation Committee

Our Compensation Committee consists of Lara Caimi, Alyssa Henry, Matthew Miller, and Greg Schott. The chairperson of our Compensation Committee is Ms. Henry. Our Board of Directors has determined that each member of our Compensation Committee is independent under the listing standards of Nasdaq and Rule 10C-1 under the Exchange Act, and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans, and programs, and to review and determine, or recommend to our Board of Directors for approval, as appropriate, the compensation to be paid to our executive officers and directors. Specific responsibilities of our Compensation Committee include:

•
reviewing and approving the corporate goals and objectives applicable to the compensation of our Chief Executive Officer and, with the independent members of our Board of Directors, evaluating our Chief Executive Officer’s performance with respect to those goals and objectives;
•
reviewing and recommending to our Board of Directors for approval the compensation of our Chief Executive Officer and any severance arrangements or change of control protections (with the Chief Executive Officer recused from such deliberations and vote);
•
in consultation with our Chief Executive Officer, reviewing and approving the compensation of our other executive officers and other employees as determined by our Compensation Committee and any severance arrangements or change of control protections;
•
reviewing, approving, administering, adopting, amending, or terminating our incentive compensation plans, including by establishing performance objectives and certifying performance achievement, and granting awards under the plans (except with respect to our Chief Executive Officer, whereby our Compensation Committee will recommend award grants to the independent members of our Board of Directors for approval);
•
administering, adopting, amending, or terminating our equity incentive plans and, as the Compensation Committee deems appropriate, other benefit plans;

•
overseeing our compensation philosophy and reviewing and discussing with management the risks arising from our compensation philosophy and practices;
•
reviewing and recommending to our Board of Directors the compensation of our non-employee directors;
•
reviewing, adopting, amending, or terminating, or recommending to our Board of Directors for approval, amendment, or termination, and overseeing our stock ownership policies and clawback policies, as determined to be necessary or appropriate or as required by law;
•
selecting and retaining compensation consultants and outside service providers and advisors;
•
reviewing and discussing with management our Compensation Discussion and Analysis;
•
preparing the Compensation Committee Report that the SEC requires in our annual proxy statement;
•
providing recommendations to our Board of Directors on our submissions to stockholders on executive compensation matters and, together with our Nominating and Governance Committee, overseeing engagement with proxy advisory firms and other stockholder groups on executive compensation matters;
•
reviewing and considering the results of any advisory vote on executive compensation;
•
reviewing and approving the selection of our peer companies; and
•
reviewing, or assisting our Board of Directors in reviewing, our succession planning process, (i) together with the other independent members of our Board of Directors, for our Chief Executive Officer, including developing plans for interim succession in the event of an unexpected occurrence and assisting our Board of Directors in evaluating potential successors to our Chief Executive Officer, and (ii) for any other members of our executive staff.

Our Compensation Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available to stockholders on our website at https://investors.confluent.io/.

Processes and Procedures for Compensation Decisions

Our Compensation Committee is primarily responsible for establishing and reviewing our overall compensation strategy. In addition, our Compensation Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans, reviews and approves all compensation decisions relating to our executive officers other than our Chief Executive Officer, and reviews and recommends all compensation decisions relating to our Chief Executive Officer to our Board of Directors (with our Chief Executive Officer recused from such deliberations and vote). Our Compensation Committee consults with our Chief Executive Officer regarding the compensation of our executive officers other than himself.

Our Compensation Committee has adopted an equity award grant policy. Under this policy, we generally grant equity awards on a regularly-scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the policy, our Compensation Committee has delegated certain limited authority to a management committee consisting of our Chief Financial Officer, Chief Legal Officer and Chief People Officer, by which such committee may approve the grant of certain equity awards to employees within guidelines reviewed and approved from time to time by our Compensation Committee and subject to other limitations and requirements.

Under its charter, our Compensation Committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel, and other advisors. During the year ended December 31, 2024, our Compensation Committee retained Compensia, Inc. (Compensia), a compensation consulting firm with compensation expertise relating to technology companies, to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Compensia was engaged directly by our Compensation Committee to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation we offer to our executive officers and non-employee directors is competitive, fair, and appropriately structured. Compensia does not provide any non-compensation related services to us, and maintains a policy that is specifically designed to prevent any conflicts of interest. In addition, in March 2025, our Compensation Committee assessed the independence of Compensia, taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of Nasdaq, and concluded that no conflict of interest exists with respect to the work that Compensia performs, or, during the year ended December 31, 2024, performed, for our Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During 2024, Lara Caimi, Alyssa Henry, Matthew Miller, and Greg Schott served as members of our Compensation Committee. None of the members of our Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Jonathan Chadwick, Greg Schott, and Michelangelo Volpi. The chairperson of our Nominating and Governance Committee is Mr. Volpi. Our Board of Directors has determined that each member of our Nominating and Governance Committee is independent under the listing standards of Nasdaq.

The primary purpose of our Nominating and Governance Committee is to assist our Board of Directors in identifying individuals to become members of our Board of Directors, to select, or recommend to our Board of Directors, director nominees and members for each committee of our Board of Directors, to develop and maintain our corporate governance policies, and to oversee the evaluation of our Board of Directors and its committees. Specific responsibilities of our Nominating and Governance Committee include:

•
determining the qualifications, qualities, skills, and other expertise required to be a director, and developing and recommending to our Board of Directors for approval, criteria for director nominees;
•
evaluating the size, composition, organization, and governance of our Board of Directors and its committees;
•
identifying, evaluating, and selecting, or recommending to our Board of Directors for selection, candidates to fill new positions or vacancies on our Board of Directors, including the nomination of incumbent directors for reelection and nominations of director candidates validly made by stockholders;
•
considering the leadership structure of our Board of Directors, including the separation of the Chairman and Chief Executive Officer roles and/or the appointment of a Lead Independent Director;
•
evaluating the independence of directors and director nominees;
•
reviewing, and making recommendations to our Board of Directors regarding the structure, composition, and chairpersons of the committees of our Board of Directors;

•
reviewing and making recommendations to our Board of Directors regarding our Corporate Governance Guidelines and other policies as requested by our management;
•
overseeing our corporate governance practices, including reviewing and making recommendations to our Board of Directors regarding any changes to our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws;
•
overseeing the conduct of annual evaluations of the Board of Directors and its committees;
•
reviewing stockholder proposals for action at our annual meeting and making recommendations to our Board of Directors regarding any such proposals;
•
reviewing our Code of Conduct and approving any changes;
•
reviewing conflicts of interest of directors and executive officers, other than related person transactions that are reviewed by the Audit Committee; and
•
overseeing our environmental, social, and governance strategy, programs, goals and public disclosures.

Our Nominating and Governance Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available to stockholders on our website at https://investors.confluent.io/.

Mergers and Acquisitions Committee

Our Mergers and Acquisitions Committee consists of Jay Kreps, Lara Caimi, Alyssa Henry, and Michelangelo Volpi. The chairperson of our Mergers and Acquisitions Committee is Mr. Volpi. The primary purpose of our Mergers and Acquisitions Committee is to review and assess, and assist our Board of Directors in reviewing and assessing, potential mergers, acquisitions, strategic investments, divestitures, and similar transactions, and assist management with corporate development strategy and opportunities. Specific responsibilities of our Mergers and Acquisitions Committee include:

•
assisting our Board of Directors in reviewing and assessing potential mergers, acquisitions, strategic investments, divestitures, and similar transactions;
•
reviewing and approving proposed mergers, acquisitions, strategic investments, divestitures, and similar transactions up to a certain value;
•
periodically evaluating the execution, integrations, and business and financial results of transactions completed by us;
•
reviewing and providing guidance to management and our Board of Directors with respect to our corporate development strategy and opportunities, including potential mergers, acquisitions, strategic investments, divestitures, and similar transactions; and
•
retaining, overseeing, and terminating advisors to assist in the discharge of the duties of the Mergers and Acquisitions Committee.

Nomination to the Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of our Nominating and Governance Committee in accordance with the Committee’s charter, our policies, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Policies and Procedures for Director Candidates, and the requirements of applicable law. In recommending candidates for nomination, the Nominating and Governance Committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and Amended and Restated Bylaws, using the same criteria to evaluate all such candidates.

Our Nominating and Governance Committee will only evaluate recommendations from a stockholder if such stockholder (i) holds at least 1% of the fully diluted capitalization of Confluent continuously for at least 12 months prior to the date of the submission of the recommendation, (ii) is a stockholder of record at the time of such recommendation, (iii) is entitled to vote in the annual meeting of stockholders, and (iv) has otherwise complied with the notice procedures set forth in our Amended and Restated Bylaws. An eligible stockholder that wishes to recommend a candidate for election to our Board of Directors may do so by submitting the recommendation in writing by letter directed to the attention of our Secretary and Chief Legal Officer at 899 W. Evelyn Avenue, Mountain View, California 94041. To be timely for the 2026 Annual Meeting of Stockholders, recommendations must be received by our Secretary and Chief Legal Officer observing the same deadlines for stockholder proposals discussed above under “When are stockholder proposals due for our 2026 annual meeting?” The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Confluent and evidence of the recommending stockholder’s ownership of Confluent’s capital stock. The recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board of Directors membership.

Stockholders also have the right under our Amended and Restated Bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Governance Committee or our Board of Directors. Information regarding the process and required information to properly and timely submit stockholder nominations for candidates for membership on our Board of Directors is set forth in our Amended and Restated Bylaws and under the heading “General Information—Questions and Answers—When are stockholder proposals due for our 2026 annual meeting?”.

Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate and, in addition, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Director Qualifications

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. state and federal legal, regulatory and Nasdaq listing requirements and the provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Corporate Governance Guidelines, Policies and Procedures for Director Candidates, and charters of the committees of our Board of Directors, our Board of Directors and Nominating and Governance Committee require the following minimum qualifications to be satisfied by any nominee for a position on our Board of Directors: (i) high personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing Board of Directors, (iv) the ability to assist and support management and make significant contributions to Confluent’s success, and (v) an understanding of the fiduciary responsibilities that are required of a member of our Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

When considering nominees, our Board of Directors and Nominating and Governance Committee may also take into consideration many other factors including, among other things, the current composition of our Board of Directors, the candidates’ diversity, independence, areas of expertise, professional experience, industry knowledge, experience with high growth technology companies, public company experience, length of service, potential conflicts of interest, and the candidates’ other commitments. Our Board of Directors and Nominating and Governance Committee evaluate the foregoing factors, among others, and do not assign any particular weighting or priority to any of the factors.

Board Skills Matrix

The following matrix highlights the mix of key skills and experiences of our director nominees and continuing directors. Our directors have developed competencies in these skills through education, direct experience, and oversight responsibilities. Additional biographical information on each of our directors is described above.

Stockholder Communications with the Board of Directors

Stockholders or interested parties who wish to communicate with our non-management directors may send messages to us via email at stockholdercommunications@confluent.io. In accordance with our Policies and Procedures for Stockholder Communications to Independent Directors, our Chief Legal Officer or legal department, in consultation with appropriate directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material). If appropriate, our Chief Legal Officer or legal department will route such communications to the appropriate director(s) or, if none is specified, to the chairperson of the Nominating and Governance Committee or the Lead Independent Director after review by the legal department.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to ensure that our Board of Directors has the necessary practices in place to review and evaluate Confluent’s business operations and make decisions that are independent of our management. The Corporate Governance Guidelines set forth the practices our Board of Directors intends to follow with respect to, among other things, board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, board committees, non-employee director compensation, and director orientation and education. Our Corporate Governance Guidelines also require the approval of our Board of Directors for service by any director on more than four additional public company boards. The Corporate Governance Guidelines are posted on our website at https://investors.confluent.io/.

Code of Conduct

We maintain a Code of Conduct that is applicable to all employees, executive officers, and directors. Our Code of Conduct is available on our Investor Relations website at https://investors.confluent.io/ under “Governance Documents.” We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website, if required by applicable law or the listing standards of Nasdaq.

Insider Trading Policy

Our Board of Directors has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of Confluent’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. In addition, it is Confluent’s intent to comply with applicable laws and regulations relating to insider trading.

Prohibition on Hedging, Short Sales, and Pledging

Our Insider Trading Policy also prohibits officers, directors, employees, and other related individuals from engaging in derivative securities or purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities and the risks associated with holding our common stock. Our Insider Trading Policy also prohibits trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued by us), as well as using or pledging our common stock as collateral for loans or holding our common stock in margin accounts.

Our Employees and Human Capital Resources

Our Community

Our employees are the power behind our innovation and the foundation of our business. Investing in our people is a high priority and we strive to enhance and advance our culture and community. As of December 31, 2024, we had 3,060 employees distributed across 27 countries. 54% of our employees at that time were located within the United States. Some individual employees outside of the United States may be members of trade unions or participate in staff representative bodies.

Culture and Values

Culture is about how employees of Confluent work together to get things done. While each team has distinct norms and practices, across Confluent we share a set of core values that guide who we hire and what kind of behavior is rewarded. Our five core values are:

•
Earn Our Customers’ Love
•
Be Smart, Humble, and Empathetic
•
Be Fired Up and Get Stuff Done
•
Be Tasteful, Not Wasteful
•
One Team

Leadership Principles

Our leadership principles outline a shared set of expectations for how we think and act at Confluent. They amplify our core values and provide a blueprint for how we deliver on our mission and goals. While we believe every employee has the potential to demonstrate leadership in their day-to-day work, our leadership principles are especially designed to guide and support people managers in becoming the best leaders they can be. Our leadership principles are:

•
People Matter
•
Seek the Truth
•
Prioritize Ruthlessly
•
Inspire Excellence
•
Optimize for ROI
•
Be Open and Honest
•
Think Long Term
•
Lead with Courage and Honor

Engagement and Communication

Our CEO and executives host regular all-hands meetings to keep our employees apprised of Confluent’s strategy, goals and priorities. We also conduct regular, anonymous engagement surveys to help us understand the employee experience, maintain a real-time pulse on employee engagement, and continuously action areas of opportunity as an organization. It is a quick way for management to see trends in engagement and progress on action plans. By continuing to monitor our engagement, we can impact retention and attraction of top talent to Confluent.

Learning and Development

We strive to provide a culture of growth and learning where employees can try new things and continually grow and develop. We offer a variety of resources to support this effort, including leadership development programs and coaching for managers, professional and life skills coaching, ongoing training, and on-demand e-learning platforms for employees. Additionally, managers provide ongoing feedback to facilitate development and track commitments.

At Confluent, we engage in a robust objectives and key results planning process, and also conduct periodic performance reviews and calibration sessions. These, along with regular check-ins, ensure employees receive the guidance and feedback they need to succeed. Additionally, our senior leaders participate in annual talent reviews, succession planning, and organization assessments to identify, grow, and retain our talent bench.

Asynchronous Remote-First Work Environment

Confluent is a remote-first work culture. We care more about how our employees work than where they work. Our remote-first model provides more flexibility for employees and broader access to talent. It also better positions us to support our global customer base.

We provide a number of tools and resources to support, connect, and enable our employees to be successful in this environment. Our team of “Experience Ambassadors,” located in almost every region where we operate, helps to bring our employees together at different times throughout the year. We regularly offer activities to engage with coworkers both in person and virtually. We also provide “FlexDesk” to provide employees and teams an on-demand, professional space to meet in person.

Compensation and Benefits

We aim to provide compensation and benefits that are equitable, competitive, and meet the diverse needs of our global workforce. We believe it is important for our employees to have a stake in our success, which is why our compensation packages include both cash and equity components for most roles.

In addition to our robust suite of medical, dental, vision, and retirement benefits, we provide employees access to mental well-being resources, family building benefits, and a comprehensive paid leave program.

In addition, we believe that our remote-first model will enable us to attract top talent and provide employees the flexibility they increasingly seek.

Fairness and Belonging

We are committed to the principles of fairness, belonging, and equal opportunity. We believe that this commitment makes us a stronger, more vibrant, and more innovative company. We seek to build a global environment where every employee, regardless of background, identity, or life experience, has an equal opportunity to grow and thrive.

Stock Ownership Guidelines

In an effort to align our directors’ and executive officers’ interests with those of our stockholders, we have adopted Stock Ownership Guidelines. Within five years of becoming subject to the guidelines, our non-employee directors are expected to own or hold Confluent stock, including any vested restricted stock units and restricted stock awards (Qualifying Confluent Stock), valued at not less than five times their total annual cash retainer for Board of Directors and committee service. Within five years of becoming subject to the guidelines, our executive officers for purposes of Section 16 of the Exchange Act are expected to own or hold Qualifying Confluent Stock valued at not less than three times their base salaries, except in the case of our Chief Executive Officer, who is expected to own or hold Qualifying Confluent Stock valued at not less than five times his base salary. Each of our Section 16 officers and non-employee directors was in compliance with the stock ownership guidelines as of December 31, 2024, having acquired the required number of shares or having more time to do so per the terms of our Stock Ownership Guidelines.

DIRECTOR COMPENSATION

2024 Director Compensation Table

The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the year ended December 31, 2024, other than Jay Kreps, our Chief Executive Officer and Chairman, who is also a member of our Board of Directors but did not receive any additional compensation for service as a director. The compensation of Mr. Kreps as a named executive officer is set forth below under “Executive Compensation—2024 Summary Compensation Table”.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)	Total ($)
Lara Caimi	38,841	199,979	—	238,820
Jonathan Chadwick	55,000	199,979	—	254,979
Alyssa Henry	45,228	199,979	—	245,207
Matthew Miller	—	—	—	—
Neha Narkhede	38,516	199,979	—	238,495
Greg Schott	61,613	199,979	—	261,592
Eric Vishria	40,000	199,979	—	239,979
Michelangelo Volpi	—	—	—	—

(1) Mr. Miller and Mr. Volpi waived payment of their annual cash retainer for fiscal year 2024. Ms. Narkhede joined our Audit Committee in February 2024. Additionally, Mr. Schott ceased serving as chairperson of our Compensation Committee in February 2024. At that time, Ms. Henry was appointed as chairperson of our Compensation Committee. Pursuant to our non-employee director compensation policy, annual committee member service retainers for members and the chairperson of the Mergers and Acquisitions Committee (M&A Service Retainers) commenced effective on the earlier of (i) the date of the first Mergers and Acquisitions Committee meeting or (ii) the effective date of the first unanimous written consent approved by the Mergers and Acquisitions Committee, and, if the M&A Service Retainers commenced other than on the first day of a fiscal year, then for the fiscal year in which the M&A Service Retainers commence, the M&A Service Retainers will be pro-rated. The first meeting held by our Mergers and Acquisitions Committee occurred in August 2024. The annual cash retainer amounts in the Director Compensation Table reflect pro-rated amounts under the terms of our non-employee director compensation policy.

(2) Mr. Miller and Mr. Volpi waived the right to receive an annual restricted stock unit (RSU) award under our non-employee director compensation policy for fiscal year 2024.

(3) The amounts reported in this column represent the grant-date fair value of the annual RSU award granted to each non-employee director on June 12, 2024, the date of our 2024 annual meeting of stockholders, under our 2021 Equity Incentive Plan (2021 Plan), computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification, Topic 718 (ASC Topic 718). The assumptions used in calculating the grant-date fair value of the equity award reported in this column are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 18, 2025. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(4) The following table sets forth information on the aggregate number of shares of our common stock underlying outstanding and unexercised stock options and unvested RSU awards held by our non-employee directors as of December 31, 2024:

	Number of RSUs Outstanding as of	Number of Shares Underlying Outstanding Options as of
Name	December 31, 2024	December 31, 2024
Lara Caimi	7,160	—
Jonathan Chadwick	7,160	—
Alyssa Henry	7,160	250,000
Matthew Miller	—	—
Neha Narkhede	7,160	1,593,170
Greg Schott	7,160	450,944
Eric Vishria	7,160	—
Michelangelo Volpi	—	—

Non-Employee Director Compensation

We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors receive the compensation described below. Our Board of Directors may amend this policy from time to time at its discretion, including to change the amounts or form of cash or equity compensation (currently restricted stock units (RSUs)) that our non-employee directors may be entitled to receive or the grant or vesting schedule of RSU awards under the policy.

In 2023, the Compensation Committee engaged Compensia, its third-party independent compensation consultant, to review and make recommendations with respect to Confluent’s non-employee director compensation policies relative to our peer group. Based on this review, in February 2024, our Board of Directors approved the amended and restated non-employee director compensation policy. Among the amendments was an increase to the cash retainers, initial appointment equity award, and annual equity awards payable to our non-employee directors for their service beginning in 2024.

Annual Cash Compensation

Under our non-employee director compensation policy, each non-employee director is entitled to receive the following cash compensation for services on our Board of Directors and committees of our Board of Directors for fiscal year 2024, as applicable:

Position	2024 Retainer
Member of our Board of Directors	$30,000
Lead Independent Director of our Board of Directors	$18,000
Audit Committee Chairperson(1)	$20,000
Audit Committee Member	$10,000
Compensation Committee Chairperson(1)	$15,000
Compensation Committee Member	$7,500
Nominating and Governance Committee Chairperson(1)	$10,000
Nominating and Governance Committee Member	$5,000
Mergers and Acquisitions Committee Chairperson(1)	$8,000
Mergers and Acquisitions Committee Member	$4,000

(1) In lieu of the committee member service retainer.

The annual cash compensation amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarter of service (based on days served in the applicable quarter).

Mr. Miller and Mr. Volpi waived their retainers for Board of Director and committee service for fiscal year 2024.

Annual Retainer Award

At the close of business on the date of each annual meeting of stockholders, unless waived by such director, each non-employee director will automatically receive a RSU award covering the number of shares of our Class A common stock equal to (i) $200,000, divided by (ii) the closing sales price per share of our Class A common stock on the date of the applicable annual meeting. For a non-employee director who was appointed to our Board of Directors less than 365 days prior to the applicable annual meeting, the $200,000 will be prorated based on the number of days from the date of appointment until such annual meeting. Each annual RSU award will fully vest on the earlier of (i) the date of the following year’s annual meeting (or the date immediately prior to the next annual meeting if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election), or (ii) the first anniversary of the applicable grant date. Each non-employee director may elect to receive an amount in cash in lieu of any future annual RSU award, equal to the dollar value of such annual RSU award. Each such annual cash award will vest and be payable on the earlier of (i) the date of the following year’s annual meeting (or the date immediately prior to the next annual meeting if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election), or (ii) the first anniversary of the date that the annual RSU award that the annual cash award is provided in lieu of would have otherwise been granted.

Initial Award

Under our non-employee director compensation policy, each non-employee director appointed to our Board of Directors will automatically, at the close of business on the date of his or her appointment as a non-employee director, be granted a RSU award covering the number of shares of our Class A common stock equal to (i) $400,000 divided by (ii) the closing sales price per share of our Class A common stock on the applicable grant date, rounded down to the nearest whole share. Each initial RSU award will vest over three years, with one-third of the RSU award vesting on the first, second, and third anniversary of the applicable grant date, subject to the non-employee director’s continuous service through each applicable vesting date.

Vesting Acceleration

Our non-employee director compensation policy provides that for each non-employee director who remains in continuous service with Confluent until immediately prior to the closing of a Change in Control (as defined in the 2021 Plan), the shares subject to his or her then-outstanding equity awards and any annual cash awards that were granted pursuant to the non-employee director compensation policy, as well as any other then-outstanding equity awards held by such non-employee director, will become fully vested immediately prior to the closing of such Change in Control.

Expenses

We also reimburse each non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board of Director and committee meetings.

Compensation Limit

Our non-employee director compensation policy provides that the aggregate cash compensation and equity compensation that each non-employee director is eligible to receive is subject to the limits set forth in the 2021 Plan, which provides that the aggregate value of all compensation granted or paid to a non-employee director for any fiscal year, including equity awards granted and cash fees paid to the non-employee director, may not exceed (i) $750,000 in total value or (ii) in the event the non-employee director is first appointed or elected to our Board of Directors during the applicable fiscal year, $1,500,000 in total value. For purposes of this calculation, the value of any equity awards is based on the grant date fair value of such equity awards for financial reporting purposes.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members and is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.

Our directors are divided into the three classes as follows:

•
the Class I directors are Jay Kreps, Alyssa Henry, and Greg Schott, whose terms will expire at the upcoming Annual Meeting;
•
the Class II directors are Matthew Miller, Eric Vishria, and Michelangelo Volpi, whose terms will expire at the annual meeting of stockholders to be held in 2026; and
•
the Class III directors are Lara Caimi, Jonathan Chadwick, and Neha Narkhede, whose terms will expire at the annual meeting of stockholders to be held in 2027.

Each of Mr. Kreps, Ms. Henry, and Mr. Schott is currently a member of our Board of Directors who was previously elected by the stockholders, and, at the recommendation of our Nominating and Governance Committee, has been nominated for reelection to serve as a Class I director. Each of these nominees has agreed to stand for reelection at the Annual Meeting and to serve if elected. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2028 and until his or her successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal. Our Board of Directors knows of no reason why these nominees would be unable or unwilling to serve, but if that would be the case, proxies received will be voted for the election of such other persons, if any, as our Board of Directors may designate.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2025, and has further directed that management submit the appointment of PwC as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC has served as our independent registered public accounting firm since 2018. Representatives of PwC are expected to be present during the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the appointment of PwC as our independent registered public accounting firm. However, the Audit Committee of our Board of Directors is submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee of our Board of Directors will review its future selection of PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee of our Board of Directors may, in its sole discretion, direct the appointment of different independent auditors at any time during the fiscal year if they determine that such a change would be in the best interests of Confluent and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us by PwC for the periods set forth below.

	Year Ended December 31,
	2024	2023
	(in thousands)
Audit Fees(1)	$3,489	$3,401
Audit-Related Fees	—	—
Tax Fees(2)	875	1,000
All Other Fees(3)	2	2
Total Fees	$4,366	$4,403

(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and audit of internal control over financial reporting, reviews of our quarterly condensed consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings.

(2) Tax fees consist of fees for tax compliance and consultation services.

(3) All other fees consist of subscription fees for access to online accounting research software and applications.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit related services that our independent registered public accounting firm provides to us in accordance with our Audit Committee Pre-Approval Policy for Services of Independent Auditor. Pre-approval may be given as part of our Audit Committee’s approval of the scope and fees of the engagement of the independent registered public accounting firm or on a case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services relating to the fees described in the table above were pre-approved by our Audit Committee in accordance with our Audit Committee’s pre-approval policies and procedures.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE:
NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. We expect to hold the next non-binding, advisory vote to approve the compensation of our named executive officers at our annual meeting in 2026. As described in detail under the section titled “Executive Compensation-Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The text of the resolution in respect of Proposal Three is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on us, our Board of Directors or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management of Confluent. Our Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Our Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, our Audit Committee has recommended to our Board of Directors that the audited financial statements be included in Confluent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Jonathan Chadwick (Chairperson)

Matthew Miller

Neha Narkhede

Eric Vishria

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Confluent under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

The following table sets forth information for our executive officers as of March 31, 2025:

Name	Age	Title
Jay Kreps	44	Chief Executive Officer and Chairman
Rohan Sivaram	46	Chief Financial Officer
Erica Schultz	51	President, Field Operations(1)
Melanie Vinson	55	Chief Legal Officer

(1) Ms. Schultz has announced her intent to retire as Confluent’s President, Field Operations.

Biographical information for Jay Kreps is included above with the director biographies in the section titled “Information Regarding the Board of Directors and Corporate Governance.”

Rohan Sivaram. Mr. Sivaram has served as our Chief Financial Officer since August 2023. Prior to his appointment as Chief Financial Officer, Mr. Sivaram served as Confluent’s Senior Vice President, Finance, Strategy and Business Operations since July 2021. Prior to that, he served as Confluent’s Vice President, Finance, Strategy and Business Operations, from October 2020 to June 2021. Before joining Confluent, Mr. Sivaram held a variety of positions at Palo Alto Networks, Inc., a cybersecurity company, since joining the company in 2014, including most recently as Senior Vice President, Head of Finance from 2019 to 2020, and prior to that in progressive roles including as Vice President, Head of Finance, and Vice President, Corporate Finance and Treasury. Previously, Mr. Sivaram served in various roles at McKesson, Symantec (acquired by Broadcom), HSBC and Morgan Stanley. Mr. Sivaram holds a B.Com. from St. Xavier’s College and an M.B.A from the Kellogg School of Management at Northwestern University.

Erica Schultz. Ms. Schultz has served as our President, Field Operations since October 2019. Before joining us, Ms. Schultz served at New Relic, Inc., a cloud-based observability software company, as Chief Revenue Officer from April 2018 to October 2019, as Executive Vice President of Sales and Customer Success from April 2017 to April 2018, as Executive Vice President of Commercial and Enterprise from August 2015 to April 2017, and as Senior Vice President of Global Enterprise Sales from June 2014 to August 2015. From February 2012 to March 2014, Ms. Schultz served as Executive Vice President of Global Sales and Customer Success at LivePerson, Inc., a digital engagement company. From November 1995 to January 2012, Ms. Schultz served in various leadership roles at Oracle Corporation, a computer technology company. Ms. Schultz has served on the board of directors of Amplitude, Inc., a digital optimization company, since December 2020. Ms. Schultz holds a B.A. in Spanish and Latin American Studies from Dartmouth College.

Melanie Vinson. Ms. Vinson has served as our Chief Legal Officer, Corporate Secretary, and Chief Compliance Officer since February 2021. Before joining us, Ms. Vinson served at Adaptive Insights, Inc., a cloud-based business planning company, as General Counsel, Board Secretary and Chief Compliance Officer from October 2017 to September 2018. Previously, Ms. Vinson served from 2012 to 2017 as Deputy General Counsel at Workday, a cloud-based platform for finance and human resources. Prior to Workday, Ms. Vinson served as Assistant General Counsel at Hewlett-Packard Company and began her legal career at Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Vinson holds a B.A. from UCLA, a J.D. from UCLA School of Law, and an M.B.A. from the University of California, Berkeley, Haas School of Business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to provide competitive compensation to attract, motivate and retain the qualified leadership talent that drives our success. Directly and substantially linking rewards to measurable corporate and individual performance underpins our compensation program design and decisions. We structure our executive compensation program to align our executives with the goal of creating long-term stockholder value.

This Compensation Discussion and Analysis discusses our executive compensation program and policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2024 for the individuals who served as our principal executive officer, principal financial officer, and three other most highly compensated executive officers, referred to as our “named executive officers” for 2024:

Name	Position(s)
Jay Kreps	Chief Executive Officer, Co-Founder and Chairman
Rohan Sivaram	Chief Financial Officer
Erica Schultz	President, Field Operations(1)
Chad Verbowski	Former Chief Technology Officer(2)
Stephanie Buscemi	Chief Marketing Officer

(1) Ms. Schultz has announced her intent to retire as Confluent’s President, Field Operations.

(2) Mr. Verbowski retired as our Chief Technology Officer effective November 26, 2024. Mr. Verbowski agreed to remain as an advisor to Confluent through February 21, 2025 to facilitate an orderly transition of his role pursuant to the terms of a consulting agreement described below under “Employment Arrangements — Chad Verbowski.”

Business Highlights

Our Business

Confluent is pioneering the Data Streaming Platform category, setting data in motion to power the world’s real-time operations and analytics. We have established a new category of data infrastructure and built a comprehensive platform that enables organizations to stream, connect, process, and govern data in motion across their entire enterprise. The Data Streaming Platform is designed to serve as the intelligent connective tissue linking all of the applications, systems, and data layers within the company into a single central nervous system of real-time streams of data. The Data Streaming Platform is emerging as one of the most strategic parts of the next-generation technology stack, enabling modern companies to serve their customers, improve their offerings, outpace their competition, and win in a digital-first and AI-powered world.

The Data Streaming Platform delivers four key capabilities, Stream, Connect, Process, and Govern, that reinforce each other to create a comprehensive platform for data in motion. Streaming is the foundation, enabling data to continuously move in real-time to power modern business operations and applications. As companies implement more and more data streams, they must connect a growing number of systems, applications, and data sources with the ultimate goal of building a complete network that spans the entire technology stack of the company. Once the network of connected systems and applications begins to grow, companies increasingly need to process data in real-time in order to transform, clean, and augment the data as it moves from one system to another. Finally, as the scale and scope of streaming increases, companies need to govern these data assets to ensure they are discoverable, secure, compliant, and trustworthy as they power a growing number of critical applications within the company. Our Data Streaming Platform is designed to fulfill all of these customer needs in a comprehensive and integrated way.

Fiscal Year 2024 Financial Highlights

•
2024 subscription revenue of $922 million, up 26% year over year
•
2024 Confluent Cloud revenue of $492 million, up 41% year over year
•
2024 GAAP operating margin improved 18 points year over year
•
2024 non-GAAP operating margin improved 10 points year over year, making 2024 the first year in our company’s history with positive non-GAAP operating margin(1)
•
1,381 customers with $100,000 or greater in ARR as of December 31, 2024, up 12% year over year (2)

(1) To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating margin. For a definition of non-GAAP operating margin and a full reconciliation between GAAP and non-GAAP operating margin, please see Appendix A.

(2) For more information on these metrics, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 18, 2025.

Advisory Vote on 2023 Named Executive Officer Compensation

At last year’s annual meeting of stockholders, approximately 98% of the votes cast approved the “say-on-pay” proposal regarding the compensation awarded to our named executive officers. We take the views of our stockholders seriously and view this result as an indication that the principles of our executive compensation program are supported by our stockholders. At our annual meeting of stockholders in 2023, we proposed holding a “say-on-pay” vote annually (“say-on-frequency” vote) and the proposal was overwhelmingly approved by our stockholders. We plan to hold a say-on-pay vote on an annual basis. A say-on-frequency vote is required every six years, and as such, we expect to hold our next say-on-frequency vote in 2029.

Executive Summary

The important features of our executive compensation program include the following:

•
A substantial portion of executive pay is tied to performance. We structure a substantial portion of our named executive officers’ target total direct compensation to be variable, at risk, and tied directly to our measurable performance, including both key annual financial performance objectives and long-term stock price performance. In 2024, 99.6% of our Chief Executive Officer’s total reported compensation was linked to performance, consisting of equity incentives awarded, as reported in the 2024 Summary Compensation Table. For our other named executive officers an average of 91.3% of their total reported compensation in 2024 was linked to performance, consisting of annual performance bonus earned and equity incentives awarded, as reported in the 2024 Summary Compensation Table.
•
Our executive bonuses are dependent on achieving or exceeding pre-established corporate objectives, the maximum bonus is capped, and no bonus is paid unless performance reaches a threshold level. Our annual performance bonus opportunities for all of our named executive officers (other than our Chief Executive Officer, who does not participate in the executive bonus plan) are dependent upon our achievement of rigorous annual corporate objectives established during the first quarter of each year. Each individual’s bonus is capped at no more than 167.5% of the executive’s target annual bonus opportunity, and no bonus is paid unless performance reaches a threshold level, as described in more detail below under “2024 Executive Compensation Program—Annual Performance Bonus.”
•
We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer target total direct compensation package. We currently grant RSU awards to employees, including our named executive officers. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain employed with us in the long-term. It is our view that RSUs in particular, which are commonly used in executive compensation programs among our compensation peer group, fulfill this function in a more durable and potentially less dilutive manner than stock options.
•
We do not provide “single trigger” change in control payments or benefits. Our named executive officers are not entitled to payments or benefits (including equity award acceleration) upon a change in control of Confluent or similar transaction without a related involuntary termination of employment.
•
We do not provide our executive officers with any excise tax payments, reimbursements or “gross ups”.
•
We generally do not provide executive fringe benefits or perquisites to our executive officers.
•
Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises our Compensation Committee on competitive market practices, including identifying a reasonable peer group of companies and their compensation practices, so that our Compensation Committee can regularly assess Confluent’s individual and total compensation programs, including pay levels and pay structures, against these peer companies, the general marketplace and other industry data points.
•
We prohibit hedging and pledging of Confluent stock. See “Information Regarding the Board of Directors and Corporate Governance—Prohibition on Hedging, Short Sales, and Pledging.”
•
We maintain executive and non-employee director stock ownership guidelines, which are described above under the section entitled “Stock Ownership Guidelines”.
•
We maintain a compensation recovery (clawback) policy. Our Incentive Compensation Recoupment Policy, as described further below under the section entitled “Clawback Policy,” applies to our current and former Section 16 officers and generally provides that Confluent will recover all recoverable incentive compensation in the event of an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws.

Objectives, Philosophy and Elements of Executive Compensation

Our executive compensation program is designed to:

•
attract, incentivize, and retain employees at the executive level who contribute to our long-term success;
•
provide compensation packages to our executives that are fair and competitive, and that reward the achievement of our business objectives; and
•
effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the creation of long-term value for our stockholders.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance bonuses and long-term incentive compensation. We also provide our executive officers with health and welfare benefits available to all our employees, including participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

Generally reviewed annually and determined based on a number of factors (including individual performance and the overall performance of our Company) and by reference, in part, to competitive market data provided by our Compensation Committee’s independent compensation consultant.

Performance Bonus (at risk, generally paid in cash)	Motivates and rewards for attaining key annual corporate performance goals.

Target annual bonus opportunities are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus payments are dependent upon achievement of specific pre-established corporate performance objectives consistent with our long-term strategic plan, generally determined by our Compensation Committee and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, taking into account our actual achievement against these performance goals.

Long-Term Incentive (at-risk equity)

Motivates and rewards long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed annually and may be granted during the first half of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to further our retention objectives, or as a reward for significant achievement.

Individual awards are determined based on a number of factors, including corporate and individual performance, individual scope of role and impact, tenure, existing equity retention hold, internal pay parity considerations and competitive market data provided by our Compensation Committee’s independent compensation consultant.

We focus on providing a competitive compensation package to our executive officers which provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating our named executive officers’ compensation among base salary, annual performance bonus awards and long-term incentive compensation in the form of equity awards, short-term and long-term compensation or among cash and non-cash compensation. Instead, our Compensation Committee (and for our Chief Executive Officer, our Board of Directors, with our Chief Executive Officer recused from such deliberations and vote) uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a substantial portion of the named executive officers’ target total direct compensation so that it comprises performance bonus opportunities and periodic long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board

Our Compensation Committee is appointed by the Board of Directors and has responsibilities related to the compensation of our non-employee directors, officers, and employees and the development and administration of our compensation plans. For details on our Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee” beginning on page 15 of this Proxy Statement. Our Compensation Committee consists solely of independent members of the Board of Directors.

Our Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, annual performance bonus awards and equity awards) for our executive officers on an annual basis; however, decisions may occur outside the regular annual compensation process for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. Our Compensation Committee does not delegate authority to approve executive officer compensation. While our Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers, our equity award grant policy provides that our Compensation Committee must approve all equity awards for our executive officers, and the independent members of our Board of Directors must approve the equity awards for our Chief Executive Officer. Confluent has not granted stock options, stock appreciation rights, or similar instruments with option-like features since 2021 and has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K. Confluent has not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation for 2024.

Our Compensation Committee reviews all compensation paid to our named executive officers. The Chief Executive Officer evaluates and provides compensation recommendations to our Compensation Committee based on his performance assessments. While the Chief Executive Officer provides his recommendations to our Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. Our Compensation Committee discusses and makes final recommendations to our Board of Directors (with our Chief Executive Officer recused from such deliberations and vote) with respect to compensation matters for the Chief Executive Officer. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by our Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.

Role of Compensation Consultant

Under its charter, our Compensation Committee has the right to retain or obtain the advice of compensation consultants, outside legal counsel and other advisers. During the year ended December 31, 2024, our Compensation Committee retained Compensia, a national compensation consulting firm, to provide it with competitive market data, analysis, and other advice relating to executive compensation on an ongoing basis. Compensia was engaged directly by our Compensation Committee to, among other things, assist in developing an appropriate group of peer companies to help us periodically determine the appropriate level of overall compensation for our executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation we offer to our executive officers and non-employee directors is competitive, fair, and appropriately structured. Compensia did not provide any non-compensation related services to us during 2024.

Based on its analysis of the relevant factors under SEC rules and Nasdaq listing standards, our Compensation Committee does not believe that the work of Compensia and the individual compensation advisors employed by Compensia creates a conflict of interest. As part of the Compensation Committee's determination of Compensia's independence, it received written confirmation from Compensia addressing these factors and supporting the independence determination.

Use of Competitive Market Data

Our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, our Compensation Committee directed Compensia to develop and regularly provide updated recommendations for a proposed group of peer companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete for executive talent.

With Compensia’s assistance, our Compensation Committee reviewed and approved an updated group of companies that would be appropriate peers, primarily based on our Company’s industry focus (including software, internet and infrastructure services companies) and size and stage (based primarily on review of comparable revenue, revenue growth, market capitalization ranges and proximity of initial public offering). After a review of the peer group companies, the Compensation Committee elected to make the following changes to our compensation peer group for 2024:

•
Removed Avalara and Coupa because they were acquired; and removed Alteryx due to lack of size or value comparability; and
•
Added Freshworks and Twilio based on the criteria described above.

Our compensation peer group for 2024 was as follows:

AppFolio [APPF]	MongoDB [MDB]
Asana [ASAN]	Okta [OKTA]
Cloudflare [NET]	Procore Technologies [PCOR]
Datadog [DDOG]	Samsara [IOT]
Dynatrace [DT]	Smartsheet [SMAR](2)
Elastic [ESTC]	Twilio [TWLO]
Freshworks [FRSH]	UiPath [PATH]
GitLab [GTLB]	Zscaler [ZS]
HashiCorp [HCP](1)

(1) HashiCorp, Inc. was acquired by IBM in January 2025.

(2) Smartsheet Inc. was acquired and taken private in January 2025.

Using data compiled from the peer companies, or peer data, Compensia completed a competitive analysis of our executive compensation program to inform our Compensation Committee’s determinations regarding executive compensation levels and structures for 2024. Compensia prepared, and our Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, annual performance bonus awards, total target cash compensation (base salary and target annual bonus opportunities), equity award grant value and target total direct compensation (total target cash compensation and equity awards) with respect to each of our named executive officers. Our Compensation Committee did not target individual pay elements or total annual pay opportunity to fall at any particular percentile of the competitive market data, but rather reviewed these market data reference points as a helpful reference point in making 2024 compensation decisions. As described in the section entitled “Factors Used in Determining Executive Compensation” below, competitive market data is only one of the factors that our Compensation Committee considers in making compensation decisions.

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our named executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; our Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, our Compensation Committee generally takes into consideration the factors listed below.

•
Company performance and existing business needs
•
Each named executive officer’s individual performance, tenure, scope of job function, critical skill set, and anticipated contributions to the Company’s future performance
•
Whether the equity award holdings of the named executive officer provide a sufficient retention incentive
•
Internal pay parity among similarly situated executive team members
•
The recommendations of our Chief Executive Officer (except with respect to his own compensation)
•
The cost of replacing the named executive officers
•
The need to attract new talent to our executive team and retain existing talent in a highly competitive industry
•
A range of market data reference points, as described above under “— Use of Competitive Market Compensation Data”

2024 Executive Compensation Program

Base Salary

In February 2024, the Compensation Committee reviewed the base salaries of our executive officers, including the then-serving named executive officers. The Compensation Committee determined that the salaries of each of the named executive officers (other than our Chief Executive Officer) should each be increased to better reflect competitive market norms effective March 1, 2024. In particular, because a competitive market analysis showed Mr. Sivaram’s base salary was below the 25th percentile, the Compensation Committee approved a base salary increase of 8.5%. The Compensation Committee recommended, and the independent members of our Board of Directors approved, keeping our Chief Executive Officer’s base salary at $65,000 for fiscal year 2024.

The table below sets forth the annualized base salaries for our 2024 named executive officers.

Named Executive Officer	Annualized Base Salary as of December 31, 2024(1)	Percentage Change in Base Salary from Prior Year
Jay Kreps	$65,000	0.0%
Rohan Sivaram	$445,000	8.5%
Erica Schultz	$440,000	3.5%
Chad Verbowski	$440,000	2.3%
Stephanie Buscemi	$430,000	1.2%

(1) As of November 26, 2024 in the case of Mr. Verbowski, who retired as Confluent’s Chief Technology Officer on such date.

Annual Performance Bonus

Confluent maintains a Cash Incentive Bonus Plan (or, “executive bonus plan”) for its executive officers (other than our Chief Executive Officer, who did not participate in the executive bonus plan in 2024, as approved by the independent members of our Board of Directors). In February 2024, our Compensation Committee approved the executive bonus plan structure with respect to the performance period covering fiscal year 2024. Under the 2024 executive bonus plan structure, the payout was based on subscription revenue achievement, in order to incentivize our executive officers to drive topline growth in 2024. No bonus would be paid if subscription revenue was below 90% of the target level, a threshold bonus of 77.5% of the executive officer’s target bonus would be paid if subscription revenue was achieved at the 90% level, and a maximum bonus of 167.5% of the executive officer’s target bonus would be paid if subscription revenue attainment was at the 120% level. The subscription revenue target under the 2024 executive bonus plan structure was approximately $934 million, and our actual subscription revenue was approximately $922 million, corresponding to 98% attainment and resulting in a bonus payout under the program of 97.5% of each executive officer’s target annual bonus opportunity.

The target annual bonus opportunity for each named executive officer was based on a percentage of base salary. In February 2024, the Compensation Committee reviewed the target annual bonus opportunities of our executive officers, including the then-serving named executive officers. The Compensation Committee determined to maintain the target annual bonus opportunities for our named executive officers at their 2023 levels.

The target annual bonus opportunities (and related base salary percentages), and the bonus payout percentages and amounts for 2024 were as follows:

Named Executive Officer	Target Annual Bonus (Percentage of Base Salary)	Target Annual Bonus Amount	Payout Percentage (As a Percentage of Target Bonus)	Payout Amount
Jay Kreps	N/A	N/A	N/A	N/A
Rohan Sivaram	60%	$267,000	97.5%	$260,325
Erica Schultz	100%	$440,000	97.5%	$429,000
Chad Verbowski(1)	60%	$264,000	N/A	N/A
Stephanie Buscemi	50%	$215,000	97.5%	$209,625

(1) Mr. Verbowski did not receive a bonus payment because he was no longer an employee at the time the 2024 bonus payouts were made in March 2025.

Equity Awards

We grant equity compensation to our executive officers in the form of RSU awards that generally vest over multiple years from the date of grant to drive longer-term alignment with our stockholders. The annual equity awards granted to our named executive officers are determined and approved by our Compensation Committee (or recommended and approved by the independent members of the Board of Directors in the case of our Chief Executive Officer). The award is determined in the context of each named executive officer’s target total direct compensation and takes into account a competitive market analysis prepared by its compensation consultant in addition to the individual officer’s responsibilities, their performance, and the market value of their existing equity awards and annual vesting amounts. Our Compensation Committee also takes into account the recommendations of our Chief Executive Officer with respect to appropriate grants and any particular individual circumstances.

In February 2024, our Compensation Committee recommended and the independent members of our Board of Directors approved the grant of the following RSU award to our Chief Executive Officer in connection with our annual review process:

Named Executive Officer	# of RSUs
Jay Kreps	452,488

In February 2024, our Compensation Committee granted the following RSU awards to our named executive officers who were then serving as executive officers in connection with our annual review process:

Named Executive Officer	# of RSUs
Rohan Sivaram	280,542
Erica Schultz	226,244
Chad Verbowski(1)	135,746
Stephanie Buscemi	60,331

(1) Following Mr. Verbowski’s retirement as our Chief Technology Officer in November 2024, his RSUs continued to vest until February 21, 2025 pursuant to the terms of his Advisory Agreement, which is described in more detail in the heading titled “Employment Arrangements” below.

The RSUs granted to our Chief Executive Officer vest over a period of 48 months, with 8.33% of the RSUs vesting in May 2025 and 8.33% of the RSUs vesting quarterly thereafter. The RSUs granted to Mr. Sivaram, Ms. Schultz, and Mr. Verbowski vest in equal quarterly installments over a period of 36 months. The RSUs granted to Ms. Buscemi vest over a period of 36 months, with 6.25% of the RSUs vesting each quarter for the first year and the remainder vesting in equal quarterly installments thereafter. For each RSU award, vesting is subject to the named executive officer’s continuous service through the applicable vesting date. Each RSU represents a contingent right to receive one share of our Class A common stock upon vesting.

Other Features of Our Executive Compensation Program

Employment Offer Letters

We have entered into employment offer letters (or, in the case of Mr. Sivaram, a promotion letter) with our named executive officers setting forth the terms and conditions of such executive officer’s employment with us. The offer letters generally provide for at-will employment, have no specific term, and set forth the named executive officer’s annual base salary and target bonus opportunity under our Cash Incentive Bonus Plan, both as in effect at the time of such letter. They are described below in more detail in the section entitled “Employment Arrangements”.

In addition, in connection with his retirement in November 2024, we entered into an Advisory Agreement with Mr. Verbowski pursuant to which he agreed to remain employed by us through February 21, 2025 to support the transition of his role. The terms of this Advisory Agreement are described in more detail in the section entitled “Employment Arrangements” below.

Severance and Change in Control Payments and Benefits

Our named executive officers are, or in the case of Mr. Verbowski, was, eligible for severance and change in control benefits under the Confluent, Inc. Executive Officer Change in Control/Severance Benefit Plan, which was amended and restated in February 2025. The payments and benefits are described in more detail in the section entitled “—Potential Payments Upon Termination or Change in Control” below.

Health and Welfare Benefits

Our named executive officers are, or in the case of Mr. Verbowski, was, eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability, and accidental death and dismemberment insurance for all of our employees, including our named executive officers.

U.S. full-time employees qualify for participation in our Section 401(k) plan, which is intended to qualify as a tax-qualified defined contribution plan under the Internal Revenue Code (the Code). We do not currently provide an employer matching contribution under the Section 401(k) plan.

Generally, executive perquisites and other personal benefits are not part of our executive compensation program. However, when we believe it is necessary to attract or retain an individual, we may choose to provide perquisites or another personal benefit to an executive, as determined on a case-by-case basis. We did not provide our named executive officers with any perquisites or other personal benefits in amounts equal to $10,000 or more in 2024.

Clawback Policy

We maintain the Confluent, Inc. Incentive Compensation Recoupment Policy (the Clawback Policy), which complies with Exchange Act Rule 10D-1 and the applicable Nasdaq listing standards. Pursuant to the Clawback Policy, if Confluent is required to prepare an accounting restatement due to Confluent’s material noncompliance with any financial reporting requirement under federal securities laws, Confluent must recoup the full amount of incentive compensation received by a current or former Section 16 officer during the three completed fiscal years preceding the date on which a restatement is required (other than the fiscal years completed prior to the effective date of the Clawback Policy) that exceeds the amount of incentive compensation that would have been received had such amount been determined based on the accounting restatement. The Compensation Committee has sole discretion to determine how to seek recoupment under the policy and may forgo recoupment if it determines recoupment to be impracticable as described in the Clawback Policy. The policy applies to incentive compensation received after October 3, 2023.

Tax and Accounting Implications

Under Financial Accounting Standards Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Under Section 162(m) of the Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Confluent and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m).

Risk Assessment and Compensation Practices

Our Compensation Committee, with the assistance of Compensia, assesses and discusses with management Confluent’s compensation policies and practices for our employees as they relate to risk management. Based on this assessment, our Compensation Committee believes that Confluent’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Confluent.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.

Submitted by the members of our Compensation Committee of our Board of Directors:

Alyssa Henry, Chairperson

Lara Caimi

Matthew Miller

Greg Schott

This report of our Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

2024 Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)	Total ($)
Jay Kreps	2024	65,000		15,040,701	—	—		—	15,105,701
Chief Executive Officer	2023	65,000		—	—	—		—	65,000
and Chairman	2022	350,000		—	—	—		30,004	380,004
Rohan Sivaram(3)	2024	439,077	(4)	9,325,216	—	260,325		—	10,024,618
Chief Financial Officer	2023	386,916		5,759,953	—	213,667	(5)	—	6,360,536
Erica Schultz	2024	437,462	(4)	7,520,351	—	429,000		—	8,386,813
President, Field	2023	425,000		8,256,443	—	446,250		—	9,127,693
Operations	2022	410,000		4,493,763	—	389,500		—	5,293,263
Chad Verbowski(6)	2024	438,308	(4)	4,512,197	—	—		—	4,950,505
Former Chief Technology	2023	430,000		3,399,695	—	270,900		—	4,100,595
Officer	2022	430,000		6,267,990	—	204,250		—	6,902,240
Stephanie Buscemi	2024	429,154	(4)	2,005,402	—	209,625		—	2,644,181
Chief Marketing Officer	2023	425,000		1,942,690	—	223,125		—	2,590,815
	2022	425,000		1,348,099	—	201,875		—	1,974,974

(1) The amounts reported in this column do not reflect dollar amounts actually received, and do not correspond to the actual economic value that may be received, by the named executive officers. Instead, the amounts reflect the aggregate grant-date fair value of the RSU awards granted to the named executive officers during 2024, 2023, and 2022 under our 2021 Plan, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the equity awards reported in this column are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 18, 2025.

(2) Amounts reported in this column represent total cash bonuses earned by the named executive officers based on achievement of company performance goals as determined by our Compensation Committee for the year ended December 31, 2024, 2023, and 2022, as applicable.

(3) Mr. Sivaram was promoted from Senior Vice President, Finance, Strategy and Business Operations to Chief Financial Officer effective August 16, 2023, and in connection therewith, his base salary was increased from $373,065 to $410,000 for the year ended December 31, 2023. As Mr. Sivaram’s compensation information was not required for 2022, his compensation information for the year ended December 31, 2022 has been omitted.

(4) Annual base salary increases for each of Mr. Sivaram, Ms. Schultz, Mr. Verbowski, and Ms. Buscemi in fiscal year 2024 were effective as of March 1, 2024.

(5) Reflects amounts earned by Mr. Sivaram under the Cash Incentive Bonus Plan, as prorated for his service as our Chief Financial Officer beginning on August 16, 2023, and under the corporate bonus plan for employees based upon the achievement of individual performance goals and the achievement of company and financial performance goals as approved by our Compensation Committee, as prorated for his service as our Senior Vice President of Finance, Strategy and Business Operations until August 16, 2023. Under the Cash Incentive Bonus Plan, Mr. Sivaram received a prorated bonus in the amount of $97,659 and, under the corporate bonus plan for employees, Mr. Sivaram received a prorated bonus in the amount of $116,008.

(6) Mr. Verbowski retired as our Chief Technology Officer effective November 26, 2024. Mr. Verbowski did not receive a bonus payment for 2024 because he was no longer an employee at the time the 2024 bonus payouts were made in March 2025.

Grants of Plan-Based Awards During the Fiscal Year Ended December 31, 2024

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2024.

				Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)(2)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Jay Kreps	Time-based RSUs	2/26/2024	2/24/2024	—	—	—	452,488	15,040,701
Rohan Sivaram	Time-based RSUs	2/26/2024	2/23/2024	—	—	—	280,542	9,325,216
	Cash Incentive Bonus Plan	—	—	206,925	267,000	341,426	—	—
Erica Schultz	Time-based RSUs	2/26/2024	2/23/2024	—	—	—	226,244	7,520,351
	Cash Incentive Bonus Plan	—	—	341,000	440,000	726,000	—	—
Chad Verbowski	Time-based RSUs	2/26/2024	2/23/2024	—	—	—	135,746	4,512,197
	Cash Incentive Bonus Plan	—	—	204,600	264,000	435,600	—	—
Stephanie Buscemi	Time-based RSUs	2/26/2024	2/23/2024	—	—	—	60,331	2,005,402
	Cash Incentive Bonus Plan	—	—	166,625	215,000	354,750	—	—

(1) Amounts reflect possible payments pursuant to cash performance-based incentives for the named executive officers (other than our Chief Executive Officer) under our Cash Incentive Bonus Plan, based upon the achievement of company and financial performance goals as approved by our Compensation Committee. Our 2024 company and financial performance targets were based on subscription revenue achievement. For 2024, our Compensation Committee determined that the target cash incentive for Mr. Sivaram, Ms. Schultz, Mr. Verbowski, and Ms. Buscemi should be 60%, 100%, 60%, and 50%, respectively, of each named executive officer’s base salary. Additional detail regarding the determination of cash incentives is included above under “Compensation Discussion and Analysis — 2024 Executive Compensation Program.” Actual payments are set forth in the “2024 Summary Compensation Table” above.

(2) The amounts reported in this column do not reflect dollar amounts actually received by the named executive officer. Instead, the amounts represent the grant date fair value of RSU awards granted to each such officer during the fiscal year ended December 31, 2024 under our 2021 Plan computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards as of December 31, 2024

The following table sets forth certain information about equity awards granted to our named executive officers that remain outstanding as of December 31, 2024.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)(2)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Jay Kreps	10/22/2018	1,725,153	(4)	—	2.24	10/21/2028	—		—
	10/22/2018	1,725,153	(5)	—	2.24	10/21/2028	—		—
	3/19/2021	2,347,999	(6)	—	15.68	3/18/2031	—		—
	2/26/2024	—		—	—	—	452,488	(7)	12,651,564
Rohan Sivaram	10/29/2020	147,813	(8)	—	7.34	10/28/2030	—		—
	5/27/2021	—		—	—	—	7,125	(9)	199,215
	5/27/2021	—		—	—	—	2,500	(9)	69,900
	2/28/2022	—		—	—	—	13,128	(10)	367,059
	2/27/2023	—		—	—	—	3,045	(11)	85,138
	8/28/2023	—		—	—	—	123,397	(12)	3,450,180
	2/26/2024	—		—	—	—	210,407	(13)	5,882,980
Erica Schultz	12/5/2019	1,028,656	(14)	—	3.41	12/4/2029	—		—
	2/28/2022	—		—	—	—	105,019	(15)	2,936,331
	2/27/2023	—		—	—	—	343,018	(15)	9,590,783
	2/26/2024	—		—	—	—	169,683	(13)	4,744,337
Chad Verbowski(20)	11/29/2021	—		—	—	—	40,339	(16)	1,127,878
	2/27/2023	—		—	—	—	58,851	(17)	1,645,474
	2/26/2024	—		—	—	—	101,810	(13)	2,846,608
Stephanie Buscemi	3/19/2021	736,645	(18)	—	15.68	3/18/2031	—		—
	2/28/2022	—		—	—	—	31,505	(15)	880,880
	2/27/2023	—		—	—	—	33,630	(17)	940,295
	2/26/2024	—		—	—	—	49,020	(19)	1,370,599

(1) All of the option awards were granted under the 2014 Plan and may be exercised for shares of our Class B common stock.

(2) Each stock option is early exercisable and, to the extent shares subject to the applicable option are issued and unvested as of a given date, such shares will remain subject to a right of repurchase held by us. As of December 31, 2024, the named executive officers did not hold any shares of Class B common stock subject to a right of repurchase by us.

(3) The market values of the RSU awards that have not vested are calculated by multiplying the number of shares underlying the award by $27.96, the closing price of our Class A common stock on December 31, 2024 (the last business day of our fiscal year 2024).

(4) The shares subject to this option vested in 48 equal monthly installments commencing as of October 1, 2018, subject to continuous service through each applicable vesting date. As of December 31, 2024, all shares subject to this stock option have vested.

(5) The shares subject to this option vest in 48 equal monthly installments commencing as of June 23, 2021, subject to continuous service through each applicable vesting date. As of December 31, 2024, 1,509,508 shares subject to this stock option have vested.

(6) The shares subject to this option vest in 48 equal monthly installments commencing as of March 19, 2021, subject to continuous service through each applicable vesting date. As of December 31, 2024, 2,201,249 shares subject to this stock option have vested.

(7) The shares underlying the RSU award vest over four years measured from February 20, 2024, with 1/12 of the RSUs vesting fifteen months after February 20, 2024 and 1/12 of the RSUs vesting every three months thereafter, subject to continuous service through each applicable vesting date.

(8) 25% of the total shares subject to this option vested one year after the vesting commencement date of October 26, 2020, and the remaining shares vested in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. As of December 31, 2024, all shares subject to this stock option have vested.

(9) The shares underlying the RSU awards vest in 16 equal quarterly installments following the vesting commencement date of May 20, 2021, subject to continuous service through each applicable vesting date.

(10) The shares underlying the RSU award vest in 16 equal quarterly installments following the vesting commencement date of February 20, 2022, subject to continuous service through each applicable vesting date.

(11) The shares underlying the RSU award vest in eight equal quarterly installments following the vesting commencement date of February 20, 2023, subject to continuous service through each applicable vesting date.

(12) Approximately 10% of the total number of shares initially subject to the RSU award vest in two equal quarterly installments, beginning on November 20, 2023, approximately 28% of the total number of shares initially subject to the RSU award vest in four equal quarterly installments, beginning on May 20, 2024, and the remainder of the shares subject to the RSU award vest in four equal quarterly installments, beginning on May 20, 2025, subject to continuous service through each applicable vesting date.

(13) The shares underlying the RSU awards vest in 12 equal quarterly installments following the vesting commencement date of February 20, 2024, subject to continuous service through each applicable vesting date.

(14) 25% of the total shares subject to this option vested one year after the vesting commencement date of October 28, 2019, and the remaining shares vested in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. As of December 31, 2024, all shares subject to this stock option have vested.

(15) 50% of the shares underlying the RSU awards vest on February 20, 2025 and the remaining shares vest on February 20, 2026, subject to continuous service through each applicable vesting date.

(16) The shares underlying the RSU award vest in 16 equal quarterly installments following the vesting commencement date of November 20, 2021, subject to continuous service through each applicable vesting date.

(17) The shares underlying the RSU awards vest in 12 equal quarterly installments following the vesting commencement date of February 20, 2023, subject to continuous service through each applicable vesting date.

(18) 25% of the total shares subject to this option vested one year after the vesting commencement date of March 18, 2021, and the remaining shares vest in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. As of December 31, 2024, 658,504 shares subject to this stock option have vested.

(19) The shares underlying the RSU award vest over three years measured from February 20, 2024, with 1/16 of the RSUs vesting every three months after February 20, 2024 in the first year, and 3/32 of the RSUs vesting every three months thereafter in the second and third years, subject to continuous service through each applicable vesting date.

(20) Mr. Verbowski’s RSUs continued to vest until February 21, 2025 pursuant to the terms of his Advisory Agreement, which is described in more detail in the heading titled “Employment Arrangements” below.

2024 Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the shares of our Class A common stock that were acquired upon the exercise of stock options and vesting of RSU awards, if any, and the related value realized during the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Jay Kreps	—	—	—	—
Rohan Sivaram	—	—	154,459	4,368,216
Erica Schultz	776,019	21,383,846	56,561	1,558,816
Chad Verbowski	—	—	161,356	4,667,433
Stephanie Buscemi	201,047	2,405,301	38,214	1,096,218

(1) The value realized upon the exercise of a stock option represents the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(2) The aggregate value realized upon vesting of RSU awards represents the total number of shares of common stock issued upon the vesting of the RSU award multiplied by the closing price of our common stock on the vesting date, and does not represent actual amounts received by our named executive officers as a result of the vesting event.

Employment Arrangements

We have entered into employment offer letters (or, in the case of Mr. Sivaram, a promotion letter) with our named executive officers setting forth the terms and conditions of such executive officer’s employment with us. The offer letters generally provide for at-will employment, have no specific term, and set forth the named executive officer’s annual base salary and target bonus opportunity under our Cash Incentive Bonus Plan, both as in effect at the time of such letter. Each of our named executive officers has executed our standard proprietary information and inventions agreement.

Jay Kreps

In May 2021, we entered into a confirmatory offer letter with Mr. Kreps, our Chief Executive Officer. The agreement provides for an annual base salary of $350,000. The agreement also provides that Mr. Kreps is eligible for severance payments and benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

In early 2023, Mr. Kreps announced he was voluntarily reducing his salary for fiscal year 2023 to $65,000 from $350,000 to help advance Confluent’s path to profitability. Mr. Kreps maintained his annual base salary of $65,000 for fiscal year 2024 and will maintain his annual base salary of $65,000 for fiscal year 2025.

Rohan Sivaram

In August 2023, we entered into a promotion letter with Mr. Sivaram, our Chief Financial Officer effective as of August 16, 2023. The agreement provided for an annual base salary of $410,000 and an annual bonus at a target amount of $246,000, both as in effect at the time of the letter, under our Cash Incentive Bonus Plan, the terms of which are described above. The promotion letter also provides that Mr. Sivaram is eligible for severance payments and benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

For 2024, Mr. Sivaram’s annual base salary was $445,000, effective as of March 1, 2024, and his target annual bonus opportunity was 60% of his 2024 annual base salary. In February 2025, our Compensation Committee approved an increase in Mr. Sivaram’s annual base salary to $475,000, effective as of January 1, 2025. Mr. Sivaram’s target annual bonus opportunity for fiscal year 2025 is 75% of his 2025 annual base salary.

Erica Schultz

In May 2021, we entered into a confirmatory offer letter with Ms. Schultz, our President, Field Operations. The agreement provides for an annual base salary of $400,000 and an annual bonus at a target amount of $400,000, both as in effect at the time of the letter, under our Cash Incentive Bonus Plan, the terms of which are described above. The agreement also provides that Ms. Schultz is eligible for severance payments and benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

For 2024, Ms. Schultz’s annual base salary was $440,000, effective as of March 1, 2024, and her target annual bonus opportunity was 100% of her 2024 annual base salary. In February 2025, our Compensation Committee approved an increase in Ms. Schultz’s annual base salary to $450,000, effective as of January 1, 2025. Ms. Schultz’s target annual bonus opportunity for fiscal year 2025 is 100% of her 2025 annual base salary.

Chad Verbowski

In October 2022, we entered into a confirmatory offer letter with Mr. Verbowski, our former Chief Technology Officer (previously our Senior Vice President, Engineering). The agreement provides for an annual base salary of $430,000 and an annual discretionary bonus at a target amount of $215,000, both as in effect at the time of the letter, under our Cash Incentive Bonus Plan, the terms of which are described above. The agreement also provides that Mr. Verbowski is eligible for severance payments and benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

For 2024, Mr. Verbowski’s annual base salary was $440,000, effective as of March 1, 2024, and his target annual bonus opportunity was 60% of his 2024 annual base salary.

Mr. Verbowski retired as our Chief Technology Officer effective November 26, 2024 and continued his employment with Confluent through February 21, 2025 (the Advisory Period) pursuant to an Advisory Agreement dated as of November 23, 2024 (the Advisory Agreement). Pursuant to the terms of the Advisory Agreement, Mr. Verbowski continued to receive his regular salary and benefits, including the vesting of equity awards in accordance with their terms, during the Advisory Period, subject to compliance with the terms of the Advisory Agreement.

Upon the completion of the Advisory Period and subject to the terms and conditions of the Advisory Agreement, Mr. Verbowski was entitled to receive (i) a lump sum payment in the amount of $110,000, less applicable taxes, deductions and withholdings, (ii) a lump sum payment, less applicable taxes, deductions and withholdings, as compensation for the 2024 annual bonus, with the payout calculated on the same basis as the payout for other executives, and (iii) a lump sum payment equal to the cost of six months of COBRA premiums for Mr. Verbowski and his eligible dependents.

The Advisory Agreement provides that, upon execution, Mr. Verbowski was no longer eligible for severance under the terms of our Executive Officer Change in Control/Severance Benefit Plan, and Mr. Verbowski was not eligible to receive any severance payments or benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan in connection with his retirement.

Stephanie Buscemi

In October 2022, we entered into a confirmatory offer letter with Ms. Buscemi, our Chief Marketing Officer. The agreement provides for an annual base salary of $425,000 and an annual discretionary bonus at a target amount of $212,500, both as in effect at the time of the letter, under our Cash Incentive Bonus Plan, the terms of which are described above. The agreement also provides that Ms. Buscemi is eligible for severance payments and benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

For 2024, Ms. Buscemi’s annual base salary was $430,000, effective as of March 1, 2024, and her target annual bonus opportunity was 50% of her 2024 annual base salary. In February 2025, our Compensation Committee approved an increase in Ms. Buscemi’s annual base salary to $440,000, effective as of January 1, 2025. Ms. Buscemi’s target annual bonus opportunity for fiscal year 2025 is 50% of her 2025 annual base salary.

Potential Payments Upon Termination or Change in Control

In April 2021, we adopted the Confluent, Inc. Executive Officer Change in Control/Severance Benefit Plan (Severance Plan) that applies to all executive officers designated thereunder, including Mr. Kreps, Mr. Sivaram, Ms. Schultz, Ms. Buscemi, and, prior to his retirement in November 2024, Mr. Verbowski, each a named executive officer. In connection with Mr. Verbowski’s retirement, he did not receive any termination benefits and was not eligible for any benefits under the Severance Plan pursuant to his Advisory Agreement, the terms of which are described above under “Employment Arrangements — Chad Verbowski.” In the event of an "involuntary termination" of employment, including resignation for "good reason", as those terms are used in the Severance Plan, that occurs during the time period commencing three months prior to and ending 12 months following the closing of a change in control of Confluent, we will provide the following severance payments and benefits, contingent upon the conditions set forth in the Severance Plan, including receiving a general release of claims in favor of Confluent, compliance with any existing confidentiality agreement, and return of all company property: (i) a lump sum cash payment equal to six months of the officer’s base salary, (ii) a lump sum cash payment equal to 50% of the officer’s target annual bonus opportunity for the applicable fiscal year, (iii) up to six months COBRA coverage, and (iv) 50% of the officer’s outstanding and unvested equity awards will vest in full and become immediately exercisable.

The Severance Plan also provides that, in the event of an involuntary termination of employment that is not a change in control termination, we will provide the following severance payments and benefits, contingent upon the conditions set forth in the Severance Plan: (i) a severance payment equal to six months of the officer’s base salary and (ii) up to six months of COBRA coverage.

On February 12, 2025, our Board of Directors amended the Severance Plan (Amended Severance Plan). The Amended Severance Plan provides that, in the event of a participant’s termination of employment by Confluent without “cause” or by the individual for “good reason” (each as defined in the Amended Severance Plan) that occurs during the time period commencing three months prior to and ending 12 months following a change in control (referred to as the change in control period), we will provide the following severance payments and benefits, contingent upon the conditions set forth in the Amended Severance Plan (referred to as the severance conditions): (i) a lump sum cash payment equal to 18 months of base salary for our CEO and 12 months of base salary for our other executive staff (non-CEO E-Staff), (ii) a lump sum cash payment equal to 100% of the target annual bonus opportunity for the applicable fiscal year for both our CEO and non-CEO E-Staff, (iii) up to 18 months COBRA coverage for our CEO and up to 12 months of COBRA coverage for our non-CEO E-Staff, and (iv) 100% of the outstanding and unvested time-vesting equity awards will vest in full and become immediately exercisable for both our CEO and non-CEO E-Staff. The Amended Severance Plan also provides that, in the event of a participant’s termination of employment by the Company without “cause” outside of a change in control period, we will provide the following severance payments and benefits, contingent upon the severance conditions: (i) a lump sum cash payment equal to 12 months of base salary for our CEO and six months of base salary for our non-CEO E-Staff and (ii) up to 12 months of COBRA coverage for our CEO and up to six months of COBRA coverage for our non-CEO E-Staff.

The payments and benefits provided under the Amended Severance Plan supersede any severance benefit plan, policy or practice previously maintained by Confluent or change in control severance arrangements described in a participant’s offer letter with Confluent, except that, if a participant has more favorable vesting acceleration provisions in another agreement with Confluent, the most favorable vesting provisions will apply.

Potential Payments Upon Termination or Change in Control

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described below for each of our named executive officers serving as of the end of the fiscal year ended December 31, 2024. The payments and benefits set forth below are estimated in accordance with our Severance Plan, which was in effect on December 31, 2024, and assuming that the termination of employment or change in control event occurred on December 31, 2024 (the last business day of our fiscal year ended December 31, 2024) using the closing market price of our Class A common stock on that date. Actual payments and benefits would be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Involuntary Termination that is not a Change in Control Termination (1)						Change in Control Termination (2)
	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)	Total ($)	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)		Total ($)
Jay Kreps	32,500	(3)	14,997	(4)	—	47,497	32,500	(5)	14,997	(4)	10,000,022	(6)	10,047,519
Rohan Sivaram	222,500	(3)	137	(4)	—	222,637	356,000	(5)	137	(4)	5,027,236	(6)	5,383,373
Erica Schultz	220,000	(3)	12,751	(4)	—	232,751	440,000	(5)	12,751	(4)	8,635,726	(6)	9,088,477
Stephanie Buscemi	215,000	(3)	14,997	(4)	—	229,997	322,500	(5)	14,997	(4)	2,075,673	(6)	2,413,170

(1) An “Involuntary Termination” that is not a “Change in Control Termination” means a termination of employment that is due to a termination by Confluent without Cause, as defined in the Severance Plan.

(2) A “Change in Control Termination” means a termination of employment that is due to a termination by Confluent without Cause, as defined in the Severance Plan, that occurs within the period commencing three (3) months prior to the closing of a Change in Control, as defined in the Severance Plan, and ending twelve (12) months immediately following the closing of the Change in Control (the Change in Control Period), or a participant’s termination for Good Reason, as defined in the Severance Plan, that arises within the Change in Control Period and the resignation occurs not later than 30 days after the expiration of the Cure Period, as defined in the Severance Plan.

(3) Represents six months of the named executive officer’s base salary.

(4) Represents six months of the named executive officer’s COBRA benefits continuation.

(5) Represents six months of the named executive officer’s base salary and one-half of the named executive officer’s target annual bonus opportunity.

(6) Represents acceleration of 50% of the named executive officer’s outstanding and unvested equity awards, based on the closing price of our Class A common stock, as reported on Nasdaq, of $27.96 per share on December 31, 2024.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of Confluent. For further information concerning our compensation philosophy and how we seek to align executive compensation with our performance, see the section above titled “Executive Compensation—Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Principal Executive Officer (PEO)(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(6) ($)	Net Income (Loss) (millions)(7) ($)	Subscription Revenue (millions)(8) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	15,105,701	17,594,595	6,501,529	7,096,005	62.11	173.18	(345)	922
2023	65,000	6,074,453	5,460,988	3,095,282	51.98	127.00	(443)	729
2022	380,004	(179,776,787)	4,829,420	(56,249,311)	49.40	76.29	(453)	535
2021	29,800,458	278,164,454	993,289	137,520,813	169.35	118.79	(343)	347

(1) The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Kreps (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2) The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Jay Kreps, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Kreps during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Kreps’ total compensation for fiscal year 2024 to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards (a) ($)	Equity Award Adjustments (b) ($)	Compensation Actually Paid to PEO ($)
2024	15,105,701	15,040,701	17,529,595	17,594,595

(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” and “Stock Awards” columns in the Summary Compensation Table for the applicable year.

(b) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Prior Fiscal Year	12/31/2023
Current Fiscal Year	12/31/2024
Fiscal Year	2024
Summary Compensation Table Total	$15,105,701
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(15,040,701)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	12,651,564
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years and Unvested at Fiscal Year End	$1,525,299
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$3,352,731
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—
Compensation Actually Paid	$17,594,595

(3) The dollar amounts reported in column (d) represent the average of the amounts reported for the named executive officers as a group (excluding Mr. Kreps) in the “Total” column of the Summary Compensation Table in each applicable year. The named executive officers (excluding Mr. Kreps) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Rohan Sivaram, Erica Schultz, Chad Verbowski, and Stephanie Buscemi; (ii) for 2023, Rohan Sivaram, Steffan Tomlinson, Erica Schultz, Chad Verbowski, and Stephanie Buscemi; (iii) for 2022, Steffan Tomlinson, Erica Schultz, Chad Verbowski, and Stephanie Buscemi; and (iv) for 2021, Steffan Tomlinson and Erica Schultz.

(4) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Kreps), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Kreps) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Kreps) for fiscal year 2024 to determine the average compensation actually paid, using the same methodology described above in Note (2)(a) and (2)(b):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	6,501,529	5,840,792	6,435,267	7,096,005

(a) The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Prior Fiscal Year	12/31/2023
Current Fiscal Year	12/31/2024
Fiscal Year	2024
Summary Compensation Table Total	$6,501,529
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(5,840,792)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$3,711,131
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years and Unvested at Fiscal Year End	$943,362
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$1,177,806
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$602,969
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—
Compensation Actually Paid	$7,096,005

(5) Cumulative total shareholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period. Each measurement period commenced on June 24, 2021, which is the first trading day after the effective date of the registration statement filed in connection with our initial public offering.

(6) Represents the peer group TSR. The peer group used for this purpose is the following published industry index: Nasdaq Computer Index.

(7) The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year. We are a high-growth company that invests heavily in our go-to-market efforts. Consequently, we did not use net income (loss) as a performance measure in our executive compensation program.

(8) Our subscription revenue consists of revenue from our Confluent Platform term-based licenses and post-contract customer support, maintenance, and upgrades, and our Confluent Cloud SaaS offering. Subscription revenue was $922 million in 2024, $729 million in 2023, $535 million in 2022, and $347 million in 2021.

Performance Measures

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a long-term, performance-driven philosophy. The measures that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to maximize stockholder value. The financial performance measure that we used to link fiscal year 2024 compensation actually paid to our non-PEO named executive officers to our performance was subscription revenue.

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a long-term, performance-driven philosophy. While we utilize several performance measures to align executive compensation with our performance, all such measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table:

Net Income (Loss) and Compensation Actually Paid

In 2024, as a high-growth company, we emphasized subscription revenue growth as a performance measure. Consequently, we did not use net income (loss) as a performance measure in our executive compensation program in 2024. Given this, we do not believe there is any meaningful relationship between our net income (loss) and compensation actually paid to our named executive officers during the periods presented.

Compensation Actually Paid and Subscription Revenue

The chart below shows the relationship between the compensation actually paid to Mr. Kreps and the average compensation actually paid to our other named executive officers, on the one hand, and our subscription revenue over the years presented in the table, on the other.

Compensation Actually Paid and Cumulative TSR

The chart below shows the relationship between the compensation actually paid to Mr. Kreps and the average compensation actually paid to our other named executive officers, on the one hand, and our cumulative TSR over the years presented in the table and the TSR of our peer group over the years presented in the table, on the other.

Cumulative TSR of Confluent and Cumulative TSR of the Peer Group

The chart below shows the relationship between our cumulative TSR to the cumulative TSR of the companies in the Nasdaq Computer Index. The cumulative TSR is measured from June 24, 2021, which is the first trading day after the effective date of the registration statement filed in connection with our initial public offering.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any of Confluent’s filings made under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent Confluent specifically incorporates such information by reference.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (except our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For fiscal year 2024,

•
the annual total compensation of our median employee was $225,146; and
•
the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $15,105,701.

Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 67 to 1.

We identified our median compensated employee from all full-time and part-time employees and interns who were included as employees on our payroll records as of a determination date of October 1, 2024 (Determination Date). We did not include any contractors or other non-employee workers in our employee population. For full-time and part-time employees, we used a consistently applied compensation measure consisting of annualized base salary as in effect as of the Determination Date, annual bonus or commission targets as in effect as of the Determination Date, and the grant date value of equity awards granted between December 1, 2023 and December 31, 2024. For interns, we used the hourly rate as in effect as of the Determination Date multiplied by the applicable annual hours. We annualized base salary and annual bonus and commission targets for any full-time and part-time employees who commenced work during 2024 to reflect a full year. Additionally, non-United States employees’ pay was converted to U.S. dollar equivalents using applicable exchange rates as of December 31, 2024. We did not make any cost-of-living adjustments for employees outside of the U.S.

After identifying the median employee, we calculated annual total compensation for this employee, who is based in the United States, using the same methodology used to calculate annual total compensation for the named executive officers as set forth in the Summary Compensation Table. We determined that the employee’s annual total compensation for the year ended December 31, 2024 was $225,146.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders(4)	43,721,348	$7.97	57,747,913
Equity plans not approved by stockholders	—	—	—

(1) Includes the 2014 Plan and the 2021 Plan, but does not include future rights to purchase Class A common stock under our 2021 Employee Stock Purchase Plan (2021 ESPP), which depend on a number of factors described in our 2021 ESPP and will not be determined until the end of the applicable purchase period.

(2) The weighted-average exercise price excludes any outstanding RSUs, which have no exercise price.

(3) Includes the 2021 Plan and the 2021 ESPP. Stock options, RSUs, or other stock awards granted under the 2014 Plan that are forfeited, terminated, expired, repurchased, or withheld or reacquired to satisfy an exercise or purchase price or tax withholding obligation become available for issuance under the 2021 Plan.

(4) The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of Class A common stock and Class B common stock outstanding on December 31 of the preceding year; provided that our Board of Directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Class A common stock. In addition, the 2021 ESPP provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of Class A common stock and Class B common stock outstanding on December 31 of the preceding year, and (ii) 7,743,863 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our Board of Directors prior to January 1st of a given year. Accordingly, on January 1, 2025, the number of shares of Class A common stock available for issuance under the 2021 Plan and the 2021 ESPP increased by 16,644,267 shares and 3,328,853 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2025, except to the extent indicated otherwise in the footnotes, by:

•
each named executive officer;
•
each of our directors and director nominees;
•
our directors and executive officers as a group; and
•
each person or entity known by us to own beneficially more than 5% of our capital stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 285,227,996 shares of Class A common stock and 54,502,348 shares of Class B common stock outstanding as of March 31, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or would be exercisable or would vest based on service-based vesting conditions within 60 days of March 31, 2025, and any shares issuable upon the vesting of RSUs within 60 days of March 31, 2025. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock, subject to individual beneficial ownership limitations described further in the applicable footnotes to the table below.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Confluent, Inc., 899 W. Evelyn Avenue, Mountain View, California 94041.

	Shares Beneficially Owned					% of Total Voting Power(1)
Name of Beneficial Owner	Class A + Class B	Class A		Class B
	%	Shares	%	Shares	%
Directors and Named Executive Officers
Jay Kreps(2)	6.8	37,707	*	23,593,289	39.1	24.3
Rohan Sivaram(3)	*	222,805	*	96,626	*	*
Erica Schultz(4)	*	732,929	*	487,469	*	*
Stephanie Buscemi(5)	*	66,828	*	686,192	1.2	*
Chad Verbowski(6)	*	260,861	*	—	*	*
Lara Caimi(7)	*	—	*	186,107	*	*
Jonathan Chadwick(8)	*	15,528	*	463,250	*	*
Alyssa Henry(9)	*	13,087	*	250,000	*	*
Matthew Miller(10)	*	9,886	*	—	*	*
Neha Narkhede(11)	*	14,874	*	2,556,899	4.6	3.0
Greg Schott(12)	*	7,865	*	450,944	*	*
Eric Vishria(13)	*	1,206,228	*	—	*	*
Michelangelo Volpi(14)	*	490,553	*	—	*	*
All directors and executive officers as a group (12 persons)(15)	9.0	2,939,956	1.0	28,327,085	44.7	29.0

	Shares Beneficially Owned					% of Total Voting Power(1)
Name of Beneficial Owner	Class A + Class B	Class A		Class B
	%	Shares	%	Shares	%
5% Stockholders
Jay Kreps(2)	6.8	37,707	*	23,593,289	39.1	24.3
Entities affiliated with Jun Rao(16)	6.7	—	*	22,904,410	42.0	26.4
Altimeter Capital Management, LP(17)	4.3	14,729,458	5.2	—	*	1.8
Trouvaille ANK Trust(18)	2.3	—	*	7,919,319	14.5	9.5
Trouvaille Investments Holdings Ltd.(19)	1.2	—	*	4,088,519	7.5	4.9
The Vanguard Group(20)	5.6	19,071,645	6.7	—	*	2.3
JPMorgan Chase & Co.(21)	5.0	17,037,527	6.0	—	*	2.1
BlackRock, Inc. (22)	4.2	14,365,500	5.0	—	*	1.7

* Represents ownership of less than 1%.

(1) Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2) Includes (i) 15,645,000 shares of Class B common stock held by Mr. Kreps directly, (ii) 149,984 shares of Class B common stock held by a revocable trust, for which Mr. Kreps and his spouse serve as trustees and exercise shared voting and dispositive power over such shares, (iii) 2,000,000 shares of Class B common stock held by family trusts, for which Mr. Kreps and his spouse serve as investment trustees and exercise shared dispositive power over such shares, (iv) 37,707 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2025, and (v) 5,798,305 shares of Class B common stock subject to stock options held by Mr. Kreps that are exercisable within 60 days of March 31, 2025, of which 5,762,364 shares will be vested as of such date.

(3) Includes (i) 172,436 shares of Class A common stock held by a living trust, for which Mr. Sivaram and his spouse serve as co-trustees and exercise shared voting and dispositive power over the shares held by the trust, (ii) 50,369 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2025, (iii) 91,813 shares of Class B common stock subject to stock options held by Mr. Sivaram that are exercisable within 60 days of March 31, 2025, of which all shares will be vested as of such date, and (iv) 4,813 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2025.

(4) Includes (i) 327,575 shares of Class A common stock held directly by Ms. Schultz, (ii) 92,707 shares of Class A common stock held by a revocable trust, for which Ms. Schultz and her spouse serve as co-trustees, (iii) 200,000 shares of Class A common stock held by an irrevocable family trust, for which Ms. Schultz acts as investment advisor, (iv) 31,419 shares of Class A common stock held by an annuity trust, for which Ms. Schultz serves as trustee, (v) 62,374 shares of Class A common stock held by an irrevocable trust, for which Ms. Schultz acts as investment advisor, (vi) 18,854 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2025, and (vii) 487,469 shares of Class B common stock subject to stock options held by Ms. Schultz that are exercisable within 60 days of March 31, 2025, of which all shares will be vested as of such date. Ms. Schultz, as co-trustee of the revocable trust, shares voting and dispositive power over the shares held by the trust. Ms. Schultz, as trustee of the annuity trust and as investment advisor of the irrevocable family trusts, has sole voting and dispositive power over the shares held by each of these trusts, respectively.

(5) Includes (i) 43,299 shares of Class A common stock held by Ms. Buscemi, (ii) 23,529 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2025, and (iii) 686,192 shares of Class B common stock subject to stock options held by Ms. Buscemi that are exercisable within 60 days of March 31, 2025, of which all shares will be vested as of such date.

(6) Includes 260,861 shares of Class A common stock held by Mr. Verbowski.

(7) Includes 186,107 shares of Class B common stock held by Ms. Caimi.

(8) Includes (i) 15,528 shares of Class A common stock held by Mr. Chadwick and (ii) 463,250 shares of Class B common stock held by Mr. Chadwick.

(9) Includes (i) 13,087 shares of Class A common stock held by Ms. Henry and (ii) 250,000 shares of Class B common stock subject to stock options held by Ms. Henry that are exercisable within 60 days of March 31, 2025, of which all shares will be vested as of such date.

(10) Includes (i) 9,683 shares of Class A common stock held by a personal trust, for which Mr. Miller serves as trustee and exercises shared voting and dispositive power over such shares, and (ii) 203 shares of Class A common stock held by a family trust, for which Mr. Miller’s spouse serves as trustee and exercises sole dispositive power over such shares.

(11) Includes (i) 13,087 shares of Class A common stock held by Ms. Narkhede, (ii) 1,787 shares of Class A common stock held by a revocable trust, for which Ms. Narkhede and her spouse serve as trustees and share voting and dispositive power over such shares, (iii) 1,083,729 shares of Class B common stock held by Ms. Narkhede, and (iv) 1,473,170 shares of Class B common stock subject to stock options held by Ms. Narkhede that are exercisable within 60 days of March 31, 2025, of which 1,401,288 shares will be vested as of such date.

(12) Includes (i) 5,399 shares of Class A common stock held by Mr. Schott, (ii) 2,466 shares of Class A common stock held by a personal trust, for which Mr. Schott serves as trustee and exercises sole voting and dispositive power, and (iii) 450,944 shares of Class B common stock subject to stock options held by Mr. Schott that are exercisable within 60 days of March 31, 2025, of which all shares will be vested as of such date.

(13) Includes (i) 5,399 shares of Class A common stock held by Mr. Vishria, and (ii) 1,200,829 shares of Class A common stock held by entities controlled by Mr. Vishria, over which he has sole voting and dispositive power.

(14) Includes (i) 292,079 shares of Class A common stock held by Mr. Volpi and (ii) 198,474 shares of Class A common stock held by a family trust, for which Mr. Volpi serves as trustee and exercises shared voting and dispositive power over such shares.

(15) Consists of (i) 2,804,975 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 134,981 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2025, (iii) 19,528,070 shares of Class B common stock beneficially owned by our current executive officers and directors, (iv) 4,813 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2025, and (v) 8,794,202 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2025, of which 8,686,379 shares will be vested as of such date.

(16) Consists of (i) 20,824,062 shares of Class B common stock held by Jun Rao’s family trust, for which Mr. Rao and his spouse serve as trustees, (ii) 782,016 shares of Class B common stock held by a non-GST trust, for which Mr. Rao serves as trustee, (iii) 982,016 shares of Class B common stock held by a non-GST trust, for which Mr. Rao’s spouse serves as trustee, and (iv) 316,316 shares of Class B common stock held by a GST trust, for which Mr. Rao and his spouse serve as trustees. Mr. Rao has sole voting and dispositive power over the shares held by the non-GST trust for which Mr. Rao is the trustee, and has shared voting and dispositive power over the shares held by Mr. Rao’s family trust and the GST trust (collectively, the Rao Trusts). The shares of Class B common stock held by the Rao Trusts are subject to a 4.99% beneficial ownership blocker (the Rao Blocker) and as a result, the Class B common stock held by the Rao Trusts may not be converted to Class A common stock to the extent that the Rao Trusts would beneficially own more than 4.99% of our Class A common stock outstanding immediately after giving effect to the conversion. As of March 31, 2025, as a result of the Rao Blocker, 7,924,013 shares of Class B common stock held by the Rao Trusts could not be converted into Class A common stock.

(17) This information is based solely upon a Schedule 13G/A filed by Altimeter Capital Management, LP with the SEC on February 14, 2024 reporting ownership as of December 31, 2023. Consists of 14,729,458 shares of Class A common stock beneficially owned and held of record by several private funds for which Altimeter Capital Management, LP (the Investment Manager) serves as the investment manager. Altimeter Capital Management General Partner LLC (the General Partner) serves as the sole general partner of the Investment Manager. Brad Gerstner is the sole managing principal of the General Partner and the Investment Manager. As a result, the General Partner, Investment Manager and Brad Gerstner may be deemed to have shared voting and dispositive power with respect to 14,729,458 shares of Class A common stock. The address of each of these entities is One International Place, Suite 4610, Boston, MA 02110.

(18) Represents 7,919,319 shares of Class B common stock held by the Trouvaille ANK Trust (the ANK Trust). David Stein serves as trustee and has sole voting and dispositive power over the shares held by the ANK Trust. These shares are held for the benefit of certain family members of Ms. Narkhede, but Ms. Narkhede does not exercise any voting or dispositive power over the shares held by the ANK Trust. The address for the ANK Trust is c/o David Stein, Trustee, 157 Church St., 12th Floor, New Haven, CT 06510.

(19) Represents 4,088,519 shares of Class B common stock held by Trouvaille Investments Holdings Ltd. (Trouvaille). Woodbourne Corporation (BVI) Ltd. has sole voting and dispositive power over the shares held by Trouvaille. Trouvaille is owned by a trust for the benefit of certain family members of Ms. Narkhede, but Ms. Narkhede does not exercise any voting or dispositive power over the shares held by Trouvaille or over Trouvaille itself. The address for Trouvaille is Woodbourne Hall, Road Town, Tortola, British Virgin Islands.

(20) This information is based solely upon a Schedule 13G/A filed by The Vanguard Group (Vanguard) with the SEC on February 13, 2024 reporting ownership as of December 29, 2023. Consists of 19,071,645 shares of Class A common stock beneficially owned by Vanguard, of which Vanguard has shared voting power with respect to 116,683 shares of Class A common stock, sole dispositive power with respect to 18,793,597 shares of Class A common stock, and shared dispositive power with respect to 278,048 shares of Class A common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(21) This information is based solely upon a Schedule 13G/A filed by JPMorgan Chase & Co. (JPM) with the SEC on October 17, 2024, reporting ownership as of September 30, 2024. Consists of 17,037,527 shares of Class A common stock beneficially owned by JPM, of which JPM has sole voting power with respect to 12,853,955 shares of Class A common stock, shared voting power with respect to 36 shares of Class A common stock, sole dispositive power with respect to 16,978,576 shares of Class A common stock, and shared dispositive power with respect to 638 shares of Class A common stock. The address of JPM is 383 Madison Avenue, New York, NY 10179.

(22) This information is based solely upon a Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on February 7, 2025 reporting ownership as of January 31, 2025. Consists of 14,365,500 shares of Class A common stock beneficially owned by BlackRock, of which BlackRock has sole voting power with respect to 13,803,002 shares of Class A common stock and sole dispositive power with respect to 14,365,500 shares of Class A common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Transactions with Related Persons

Our Board of Directors has adopted a written Related Person Transactions Policy setting forth the policies and procedures for the identification, review, and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Exchange Act, any current or proposed transaction in which we are or will be a participant, a related person has or will have a direct or indirect material interest, and the amount involved exceeds $120,000. In reviewing and approving any such transactions, our Audit Committee will consider all relevant facts and circumstances as appropriate including, among other factors: whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; whether there are business reasons for Confluent to enter into the transaction; whether the transaction would impair the independence of an outside director; and whether the transaction would present an improper conflict of interest for a director or executive officer.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokerage firms) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokerage firms with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your brokerage firm that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your brokerage firm or us. Direct your written request to us to: Legal Department, Confluent, Inc., 899 W. Evelyn Avenue, Mountain View, California 94041 or via email to CLO@confluent.io, or call 1-800-439-3207. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokerage firm.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with his best judgment.

Jay Kreps

Chief Executive Officer and Chairman

April 23, 2025

We have filed our Annual Report on Form 10-K for the year ended December 31, 2024 with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at https://investors.confluent.io/. A copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules therein, for the year ended December 31, 2024 is also available without charge upon written request to us to: Legal Department, Confluent, Inc., 899 W. Evelyn Avenue, Mountain View, California 94041 or via email to CLO@confluent.io.

APPENDIX A

Statement Regarding Use of Non-GAAP Financial Measures

This Proxy Statement includes the following non-GAAP financial measures, which should be viewed as an addition to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.

•
Non-GAAP Operating Income (Loss). Non-GAAP operating income (loss) is defined as GAAP operating income (loss) adjusted for stock-based compensation-related charges, which include stock-based compensation expense, employer taxes on employee stock transactions, and amortization of stock-based compensation capitalized in internal-use software; amortization of acquired intangibles; acquisition-related expenses; and restructuring and other related charges.
•
Non-GAAP Operating Margin. Non-GAAP operating margin is defined as non-GAAP operating income (loss) as a percentage of revenue.

We use these measures internally to facilitate analysis of our financial and business trends and for internal planning and forecasting purposes. We believe these measures may be helpful to investors because they provide consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations, or outlook.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our presentation of non-GAAP financial measures may not be comparable to similar measures used by other companies. We encourage stockholders to carefully consider our GAAP results, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the table below for the reconciliation of GAAP and non-GAAP results.

GAAP to Non-GAAP Reconciliation

(in thousands, except for percentages)

	Year Ended December 31,		Change
	2024	2023	$
Reconciliation of GAAP operating loss to non-GAAP operating income (loss):
Operating loss on a GAAP basis	$(419,147)	$(478,773)	$59,626
GAAP operating margin	(43.5%)	(61.6%)	18.1%
Add: Stock-based compensation-related charges(1)	417,101	360,864	56,237
Add: Amortization of acquired intangibles	2,368	564	1,804
Add: Acquisition-related expenses	27,169	25,147	2,022
Add: Restructuring and other related charges	-	34,854	(34,854)
Non-GAAP operating income (loss)	$27,491	$(57,344)	$84,835
Non-GAAP operating margin	2.9%	(7.4%)	10.3%

(1) Represents stock-based compensation expense, employer taxes on employee stock transactions, and amortization of stock-based compensation capitalized in internal-use software. We began excluding amortization of stock-based compensation capitalized in internal-use software from our non-GAAP measures starting with the quarter ended March 31, 2024. The amounts of amortization of stock-based compensation capitalized in internal-use software were immaterial in both current and prior periods.

SCAN TO VIEW MATERIALS & VOTE CONFLUENT, INC. 899 WEST EVELYN AVENUE MOUNTAIN VIEW, CA 94041 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CFLT2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V71965-P29060 CONFLUENT, INC. The Board of Directors recommends you vote FOR the following: 1.Election of three Class I directors of Confluent, Inc. named in the Proxy Statement, each to hold office until the 2028 Annual Meeting of Stockholders. For Withhold Nominees for election: 1a. Jay Kreps 1b. Alyssa Henry 1c.Greg Schott For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025. 3. Approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement. NOTE: Your proxy holder will also vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V71966-P29060 CONFLUENT, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 11, 2025 The stockholder(s) hereby appoint(s) Jay Kreps and Rohan Sivaram, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of Confluent, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/CFLT2025 at 9:00 a.m., Pacific Time on June 11, 2025, and any adjournment or postponement thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and in their discretion on such other matters as may properly come before said meeting or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side